UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

E-World USA Holding, Inc.

(Name of small business issuer in its charter)

Nevada	5122	45-289-8504
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
Incorporation or Organization)	Classification Code Number)

E-World USA Holding, Inc.

9550 Flair Dr, Suite 308

El Monte CA 91731

(626) 448-2163

(Address and telephone number of principal executive offices and principal place of business)

National Registered Agents, Inc. of NV

1000 East William Street, Suite 204

Carson City, NV 89701

800.550.6724

 (Name, address and telephone number for agent for service)

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

☐ Large Accelerated Filer	☐ Accelerated Filer
☐ Non-accelerated Filer	☒ Smaller Reporting Company

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price [1]	Amount of Registration Fee [1]

Common Stock	2,125,708	$0.50	$1,062,854	$144.97

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

(1)	Estimated solely for purposed of calculating the registration fee under Rule 457(a).

PRELIMINARY PROSPECTUS DATED NOVEMBER 9, 2012.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

E-World USA Holding, Inc.

2,125,708 shares of Common Stock

Selling shareholders are offering up to 2,125,708 shares of common stock.  The selling shareholders will offer their shares at $0.50 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

The2,125,708 shares of Common Stock which were recently issued to holders of Type A Warrants under the terms of Type A Warrants exercised by U.S. citizens or residents and to holders of Type B Warrants under the terms of Type B Warrants exercised by U.S. citizens or residents.

We will not receive any proceeds from the registration of shares of common stock registered hereunder.

There are no underwriting commissions involved in this offering.  We have agreed to pay all the costs of this offering. Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange or the NASDAQ stock market and is not qualified for quotation on the OTC Bulletin Board.  There is no guarantee that our securities will ever trade on the OTC Bulletin Board or on any listed exchange.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.  See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________________

TABLE OF CONTENTS

SUMMARY	1
RISK FACTORS	4
USE OF PROCEEDS	10
DETERMINATION OFFERING PRICE	10
DILUTION	11
SELLING STOCKHOLDERS	11
PLAN OF DISTRIBUTION	29
LEGAL PROCEEDINGS	31
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS	31
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	32
DESCRIPTION OF SECURITIES	33
INTEREST OF NAMED EXPERTS
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES	34
DESCRIPTION OF BUSINESS	34
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	44
DESCRIPTION OF PROPERTY	51
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	52
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	52
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	55
FINANCIAL STATEMENTS	F-1

SUMMARY

The following prospectus summary is qualified in its entirety by, and should read in conjunction with, the more detailed information and our Financial Statements and Notes thereto appearing elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully.

Our Company

Our Company is a provider of Health and Nutritional supplements and Personal Care products through our website by means of a network of Direct Sales Associates or “DSA’s.”  Although we have a network of DSA’s, unlike many other multi-level marketing companies, it is our policy that DSA’s should purchase our products strictly for personal use rather than to resell or to distribute our products. Notwithstanding our direct selling structure, all purchases are made directly on our website. The primary business purpose of DSA’s is to refer new members or new customers to our website for them to purchase products directly from us for their own personal use. All products are shipped directly to the customer by us from the USA, or in certain limited cases transshipped from our warehouse facility in Hong Kong directly to the customer in China, and not sent to a DSA to distribute to the customer.

Unlike many traditional multi-level marketing companies, we do not have physical locations of stores and offices and do not undertake any actions physically in foreign countries where our DSA’s are located. We are not actively promoting our direct selling business model or holding any training seminar or any related activities physically in foreign countries. As of November 8, 2012, we had 1,691 active DSA’s in 12 countries.

Company History

E-World USA Holding, Inc., a California corporation and our predecessor, was established in January 2007.  From 2007 to 2010, the Company issued Type A Warrants to new members in addition to the products they acquired when they became a member. This process was discontinued in 2011, and the Company no longer issues Type A Warrants or any other securities to new members when they sign up to become a member.

In addition, in 2009 and 2010, the Company issued Type B Warrants to existing members as a reward for outstanding sales/services or recruiting efforts as well as to members who purchased stock in 5CTV, a failed start-up in which the Company had also invested. Because Type B warrants were issued as a bonus to the members, in case of the Company failing to go public, the warrants are not exercisable for stock nor are they refundable.

In April 2011, E-World USA Holding, Inc., a California corporation entered into a merger agreement with its wholly-owned subsidiary, E-World USA Holding, Inc., a Nevada corporation which was the survivor of the merger. Under the Merger Agreement, we issued 90,000,000 shares of our common stock on a one share for one share basis for each share of E-World USA Holding, Inc., a California corporation, common stock issued and outstanding at the date of the merger. In addition, we issued the Type A Warrants and Type B Warrants in exchange for comparable Warrants issued and outstanding of E-World USA Holding, Inc., a California corporation, at the date of the merger.

Commencing September 15, 2012, and continuing for a 30-day period until October 15, 2012, the Company, by means of an Information Statement provided to holders of Type A Warrants, required that holders of Type A Warrants make a conversion election as specified when the Type A Warrants were issued. In addition, on October 20, 2012 all Type B Warrants were converted into Common Stock. All Type A and Type B Warrants have been fully exercised and none are currently issued and outstanding.

On August 6, 2012, we signed a Joint Venture Agreement with Hong Kong Baoying International Limited. Under the terms of the Agreement,

The Agreement provided that Baoying will invest Ten Million Dollars to establish a soft gel production plant. Each party will receive 50 percent of the profits. Baoying was to be responsible for investment with the first investment of Five Million Dollars to occur ten days after signing of the Agreement. That investment has not yet occurred. Development of the production plant is expected to take one year. The Company will be responsible for establishing the plant, production, skill set, and marketing.

1

Under the Agreement, we granted Baoying International the option to purchase up to three billion shares of common stock in three phases.

•	First: 300 million shares at $2 USD per share
•	Second: 700 million shares at $5 USD per share
•	Third: 2 billion shares at $9 USD per share

We are currently reassessing our position and may decide not to move forward under this Agreement given Baoying’s current non-compliance with the agreement. No work has been done, no monies have changed hands and no options have been issued.

Our principal executive office is located at 9550 Flair Dr, Suite 308, El Monte, CA91731.  Our telephone number is (626) 448-3737.  Our corporate website is www.usaeworld.com.  Nothing on our website is part of this information statement.

The terms "Our Company" "we," "us" and "our" as used in this information statement refer to E-World USA Holding, Inc.

The Offering

As of the date of this registration statement, we had 168,532,709 shares of common stock outstanding, including 1,947,108 shares issued to U.S. citizens or residents upon the exercise of Type A Warrants, 21,270,900 shares issued to non-U.S. citizens or residents upon the exercise of Type A Warrants, 178,600 shares issued to U.S. citizens or residents upon the exercise of Type B Warrants, and 2,307,108 shares issued to non U.S. citizens or residents upon the exercise of Type B Warrants.

Selling shareholders are offering up to 2,125,708 shares of common stock.  The selling shareholders will offer their shares at $0.50 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices.    We will not receive proceeds from the sale of shares from the selling shareholders.

The 2,125,708 shares of Common Stock which were recently issued to holders of Type A Warrants under the terms of Type A Warrants exercised by U.S. citizens or residents and to holders of Type B Warrants under the terms of Type B Warrants exercised by U.S. citizens or residents.

Selected Financial Data

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this information statement, including the financial statements and their explanatory notes before making an investment decision.

	For the six months-ended June 30,
Statement of Operation	2012	2011
Revenues	$724,301	$950,763
Cost of Goods Sold	$89,869	$147,868
Gross Profit	$634,432	$802,895
Operating Expense	$740,387	$1,746,801

Net loss from Continuing Operation	$105,955	$943,906

2

Balance Sheet	June 30, 2012	Dec. 31, 2011
Assets	$559,275	$715,669
Liabilities	$10,622,750	$10,673,189
Stockholders' Equity	$(10,063,475)	$(9,957,520)
Total Liabilities and Stockholders' Equity	$559,275	$715,669

	For the year-ended Dec, 31
Statement of Operation	2011	2010
Revenues	$1,664,704	$3,041,412
Cost of Goods Sold	$538,618	$622,736
Gross Profit	$1,126,086	$2,418,676
Operating Expense	$2,507,113	$5,079,267
Other Income (Expenses)	$14,903	$-

Net loss from Continuing Operation	$1,366,124	$2,660,591

Balance Sheet
Assets	$715,669	$1,378,484
Liabilities	$10,673,189	$10,309,364
Stockholders' Equity	$(9,957,520)	$(8,930,880)
Total Liabilities and Stockholders' Equity	$715,669	$1,378,484

3

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below and all other information contained in this information statement, before you decide whether to purchase our common stock. The occurrence of any of the following risk factors could harm our business.  You may lose part or all of your investment due to any of these risks or uncertainties.

SIGNIFICANT POTENTIAL FUTURE DILUTION RISK

Under our Joint Venture Agreement with Hong Kong Baoying International Limited, we will have outstanding options to issue an additional 3,000,000,000 shares of common stock. Assuming all of these options are exercised, you will suffer immediate and substantial dilution as an owner of our Common Stock.

Our Joint Venture Agreement with Hong Kong Baoying International Limited pursuant to which we will issue options to acquire 3,000,000,000 additional shares of common stock is attached to this Registration Statement as Exhibit 10.8.Assuming we first increase our authorized common stock by amendment to our Articles of Incorporation, which we have not taken any steps as of the date of this registration statement to do, and further assuming all or any significant portion of these options are exercised, you will suffer immediate and substantial dilution as an owner of Common Stock.

RISKS RELATED TO OUR PRIOR OFFERINGS

We may have inadvertently issued Type A Warrants and Type B Warrants to U.S. citizens or residents in violation of federal securities laws and may be subject to sanctions for such violations, including the suspension of this offering or injunctive or financial penalties, which would seriously impact our ability to implement our business plan.

Federal securities laws govern the manner in which offers and sales of securities may be legally made.  For example,

there was no registration statement in effect for the Type A Warrants and Type B Warrants at the time they were issued to U.S. Members and as such we may have inadvertently violated Section 5of the Securities Act of 1933 in that we made a non-public offering of our securities which did not qualify for exemption under Section 4(2) of the Securities Act of 1933. Accordingly, we may be subject to sanctions for such violations, including the suspension of this offering or injunctive or financial penalties, which would seriously impact our ability to implement our business plan.

RISKS RELATED TO OUR BUSINESS

The market place in the nutritional supplement and personal care industry is very competitive and the failure to successfully compete could reduce our revenues.

The Company faces intense competition in the nutritional supplement and personal care industry. Many other competitors are well established, have greater resources and have a name and brand recognition. These companies also have member bases that are much larger than ours. We cannot be sure that our members won’t leave and join other programs. If the member base declined and failed to grow, the negative financial impact on the Company could be significant.

In addition to competition from companies offering competing products, we are subject to the risk of losing our members if they leave and join other non-related network or multi-level marketing companies. The home-based business industry is immense and offers many alternatives, especially for members looking for new opportunities.

4

A significant portion of our revenues is from customers in foreign markets.  If we cannot successfully understand and survive the volatility of doing business in foreign countries, our revenues could be reduced.

A significant portion of our business is from customers in foreign markets, which was approximately 91.6% for the year ended December 31, 2011 and 94.2% for the year ended December 31, 2010.  Essentially, all of our products are manufactured and purchased in the United States and all payments for product purchases are made through our website in U.S. dollars, but the products are shipped to these customers located in both domestic and foreign countries.

If foreign governments in countries where we sell our products changed import regulations and did not allow our product to enter the country, we could suffer significant financial losses. We could lose our members in the country and sales could disappear in that market.

The payment of earned commissions and incentives to our foreign members is subject to various banking and disbursement regulations. If we are unable to find suitable arrangements, we could suffer an eroding member base in foreign countries. The Patriot Act limits the alternatives and the ability of sending mass payments from the United States to individuals and businesses in foreign lands. However, we do not send payments of the size that could be deemed mass payments and thus are not subject to the Act for our current payment structure.

The lack of registered trademarks and trade names could potentially harm the business.

Trademarks and trade names distinguish the various companies from each other. If potential customers and members get confused as to which company and product are offered by us, then we could lose sales and members to competitors. The Company does not have any registered trademarks and trade names, so it only has common law rights with respect to infractions or infringements on its products. Many subtleties exist in product descriptions, offering and names that can easily confuse members and customers. The name of the Company’s principal products may be found in numerous variations of the name and descriptions in various media and product labels. This presents a risk of losing potential customers looking for our products and buying someone else’s because they cannot differentiate between them.  In addition, the Company’s products could infringe on the intellectual property rights of others, although the Company is not aware of any such infringement.  If such infringement were to occur, the Company might have to alter its product labeling or content, and accordingly, could lose sales in the process.  Also, monetary reimbursement could be required to be paid to the Company whose products were infringed.

Disruption to our supply chain of products and/or ingredients could negatively affect our sales.

The Company has not as yet experienced significant problems in obtaining its products from suppliers. However, there is no guarantee that some of the ingredients in the formulizations of the products will not become scarce, or that current suppliers may not be able to continue to provide our products or ingredients.

If the manufactured products do not meet quality standard, the product is not accepted by us. This could cause a shortage of those products in inventory resulting in back orders and even cancellations of orders. Sales of existing products in inventory may not be sufficient to use all stock on hand before the ‘best by’ date expires. This causes a write off of inventory that is not salable resulting in negative financial results.

Damage claims against our products could reduce our sales and revenues.

If any of our products are found to cause injury or damage, the Company could suffer financial damages. We have not had significant claims for damages or losses from our products to date. The Company does not carry product liability insurance.

Our products contain many ingredients. If any of the ingredients were found to be harmful or were no longer available, then our formulizations would have to change. The acceptance of the new product formula may not be supported, which could create negative publicity and in reduce our sales and revenues.

5

There is substantial doubt about our ability to continue as a going concern as a result of our lack of significant revenues and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

Our lack of significant revenues raise substantial doubt about our ability to continue as a going concern.  Our financial statements do not include adjustments that might result from the outcome of this uncertainty and if we are unable to generate significant revenue or secure financing, we may be required to cease or curtail our operations.

Our revenues have decreased significantly and we recorded losses in recent periods.

Our revenues decreased from $3,041,412 in 2010 to $1,664,704 in 2011.  Our net losses were ($2,660,591) in 2010 and ($1,366,124) in 2011.  We believe the primary reasons for this decrease in revenues is due to a decline in economic conditions which led customers to purchase less of our products and/or to purchase less frequently. If the current economic downturn continues, then we may experience a further reduction in revenues and profits.  We also cannot guarantee that growth in any particular sales region can be maintained.

Our growth of new members has decreased which could lead to further reductions in revenues and profits.

As our members are under no obligation to remain with the Company, the retention of members within our organization is not certain. If the Company cannot attract additional new members and cannot retain existing members, then the growth trend can be expected to decline resulting in reduced revenues for the Company. We have seen a significant reduction in growth of new members in 2011 compared to 2010.  We had 1,252 new members in 2010 and 318 new members in 2011.  We had 6,353 total members in 2010 and 6,671 total members in 2011.  This trend of slower growth of new and existing members may continue.

In 2011, one supplier accounted for approximately 71% of our purchases.  The Company does not have agreements with this major or any other suppliers, which exposes us to greater risk of sales disruptions and reduced revenues.

In 2011, one supplier, Health One Pharmaceutical Inc., accounted for approximately 71% of our purchases.  The loss of this supplier could result in a loss of sales and revenues.  The Company does not have a written or contractual agreement with any Health One Pharmaceuticals or any of our other suppliers, or with any of our secondary or tertiary suppliers, suppliers who supply our primary and secondary suppliers, respectively. Our product sourcing and other manufacturing requirements are conducted on a purchase-order basis.  If one or more of our current suppliers stopped selling us ingredients and manufacturing our products, we would be forced to find other suppliers or re-allocate our manufacturing requirements among our existing suppliers.  Although we have identified four alternative suppliers, the time needed to re-allocate our manufacturing requirements could outlast the inventory on hand and result in loss of sales.

RISKS RELATED TO OUR INDUSTRY

Ifour multi-level marketing program were found to violate laws, rules and regulations governing multi-level marketing programs such as ours, our revenues could be reduced.

Substantially our entire sales and distribution channel is based upon our multi-level network marketing program. We are subject to various regulations from federal, state and foreign agencies governing multi-level. We are also subject to private claims from individuals, including members challenging our network marketing program.  To date, no such challenges have occurred, and we are not aware of any challenges that are pending.  We could also be affected by such claims against competitors’ network marketing programs as their outcomes could be used against us. We are at risk in that one or more areas our marketing system might not be compliant with federal, state or local regulations. We currently are not aware of any aspect of our marketing program that is not in compliance with any federal, state or local regulations relating to our business.   If we were not able to bring into compliance our network marketing program, it could subject us to regulatory action resulting in litigation, fines or penalties as well as otherwise reduce our revenues.

Failure to retain and attract our independent members could reduce our revenues.

The sales of our products are made through a network of independent members. Members voluntarily sign up with the Company to buy our products. There is no guarantee that the members will continue to work the business. Our sales growth depends upon expanding our member base, and upon the continued involvement of the current members. Our members have many alternative opportunities to join other multi-level marketing companies. If we are not able to retain these members and to recruit new members, then the lack of growth and sustained sales could have adverse financial effects on the Company.

6

The retention and the productivity of our members are affected by many factors including:

•	Competitors’ programs
•	Publicity or negative publicity of our products
•	Enforcement of our policies and procedures
•	Members’ individual success or lack of success in our program
•	The negative influence from former members
•	Lack of interest in continuing to work the business
•	Perceived deficiencies in our compensation plan
•	Economic conditions that may discourage members from continuing
•	The obstacles presented by a perceived saturation of network or multi-level programs in the market place that make recruiting new members difficult.

If we cannot retain our high level members or attract new members that can attain a high level position, then our sales could decline resulting in financial losses. It takes time for members to establish an organization that pays them dividends and that generates sales for the Company. If high level members leave the Company due to some of the factors mentioned, there is no assurance that the Company would be able to replace those leaders, their organization and the sales volume that attends that organization.

Independent members may not comply with Company policies which could have severe consequences to our business, our reputation and the morale of the members.

We cannot exert the same type of control over our network of independent members as we can with our employees. We cannot be sure that our members will comply with the guidelines set by the Company on the use of the products, the claims they may make about the benefits of the products or the manner in which they conduct their business. The Company’s compliance department is constantly training members and reviewing their practices, we cannot monitor everything that our members do. If an action were brought against a member, then we could also be named. A finding against us could have severe consequences to our business, our reputation and the morale of the members.

Failure to comply with the many regulations governing our business could significantly damage our business.

The Company is subject to various federal, state, local and foreign regulations. Various governmental agencies have an impact on our business. The regulations cover product ingredients, manufacture, distribution, marketing, sales, compensation and taxation, to name a few. If the Company were to fail to meet standards set by these regulations, then the Company could be prohibited from selling its products.

If one or more of the ingredients of our products become subject to regulatory action, then the Company suffers the risk of having to re-formulate its product, if allowed, in order to put it on the market. The cost of this process may be substantial. The future acceptance of the re-formulated product by its members cannot be assured.

Foreign jurisdictions may pass laws that would prohibit the use of certain ingredients in their particular market. If the Company were not able to satisfy the various regulations, then it would have to cease sales of that product in that location.

RISKS RELATED TO MANAGEMENT AND PERSONNEL

We depend heavily on key personnel, and turnover of key senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of Ding Hua Wang, Director, President & CEO.  If we lose Ding Hua Wang, President and CEO, or if he fails to perform in his current positions, or if we are not able to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the product acquisition, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future.

7

Our management has limited experience in managing the day to day operations of a public company and, as a result, we may incur additional expenses associated with the management of our company.

Ding Hua Wang, President and CEO is responsible for the operations and reporting of the combined company. The requirements of operating as a small public company are new to the management team and the employees as a whole. This may require us to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements and compliance under the Sarbanes-Oxley Act of 2002. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

In the past our internal financial controls were inadequate resulting in the failure to discover an embezzlement of $815,144 by our third party accountant, and a similar failure of our new financial controls could result in a future loss.

Prior to instituting an internal control system in 2011 at the direction and under the supervision of the Company’s current internal accounting personnel, the Company did not have an adequate internal control system, which led to the discovery of an embezzlement by prior external accountant of $815,144 in the years prior to 2011. In 2011, we instituted additional internal controls. However, if these new controls also prove inadequate, we could suffer similar financial loss in the future.

It is difficult for us to predict how long it will take to complete management's assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and process on a timely basis. In the event that our Chief Executive Officer/Chief Financial Officer determines that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our shares will be affected.

Our management has a history of investing in business ventures that ultimately fail and currently lacks of ability of to protect the company from resulting losses by taking ordinary steps to document and oversee business relationships.

Our management has a history of investing in business ventures that ultimately fail, including Ansheng, 5CTV, or MIIT. We had resulting aggregate losses of approximately $5,681,518. Although we are taking remedial action to address these issues specifically by adopting a policy that we will not invest in other business ventures such as these in the future, management currently lacks of ability of to protect the company from resulting losses by taking ordinary steps to document and oversee business relationships. This prior history and lack of ability could reduce our assets or revenues if reoccurring in the future.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, none of which are independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors.  Indeed, we do not have any audit or compensation committee.  These functions are performed by the board of directors as a whole.  No members of the board of directors are independent directors.  Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

8

Certain of our stockholders hold a significant percentage of our outstanding voting securities which could reduce the ability of minority shareholders to effect certain corporate actions.

Our officers, directors and majority shareholders are the beneficial owners of 78.02% of our outstanding voting securities. As a result, they possess significant influence and can elect a majority of our board of directors and authorize or prevent proposed significant corporate transactions. Their ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

Mr. Wang previously used personal funds on behalf of the Company and received cash proceeds from product or warranty sales.

Mr. Wang previously has utilized his personal funds to acquire product for the Company and has personally received direct payment from product or warranty sales.  The net result of these transactions is that the Company owes Mr. Wang approximately $130,722 as of June 30, 2012.  Mr. Wang appreciates that it is important to separate his funds and transactions from those of the Company and has committed to maintaining separate accounts and transactions, but any future commingling of corporate and personal funds could raise questions about Mr. Wang’s fiduciary duty to the Company and could have a material adverse impact on the Company.

RISKS RELATED TO OUR STOCK

Investors may have difficulty in reselling their shares due to the lack of market or state Blue Sky laws.

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future.

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the Shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication which permits a "manual exemption." This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations.  We may not be able to secure a listing containing all of this information.  Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stock” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions.  We anticipate that our common stock will become a “penny stock”, and we will become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

9

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Sales of our common stock under Rule 144 could reduce the price of our stock.

We are registering 2,125,708shares of common stock held by U.S. non-affiliate shareholders in the registration statement. All 131,492,720 shares of common stock held by affiliates and all 34,914,281shares of common stock held by non-affiliates not registered in this registration statement are subject to the resale restrictions of Rule 144.

In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Special Information Regarding Forward Looking Statements

Some of the statements in this information statement are “forward-looking statements.”  These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, among others, the factors set forth above under “Risk Factors.”  The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements.  We caution you not to place undue reliance on these forward-looking statements.  We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments.  However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer.  Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

USE OF PROCEEDS

Not applicable.  We will not receive any proceeds from the shares registered under this Registration Statement.

DETERMINATION OF OFFERING PRICE

Our management has determined the offering price for the selling shareholders' shares.  The price of the shares we are offering was arbitrarily determined based upon the prior offering price in our private placement.  We have no agreement, written or oral, with our selling shareholders about this price of $.50 per share.  Based upon oral conversations with our selling shareholders, we believe that none of our selling shareholders disagree with this price or $.50 per share.  The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. The factors considered were:

·	our declining revenues

·	our growth potential

·	the price we believe a purchaser is willing to pay for our stock

10

The offering price does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING SHAREHOLDERS

The selling security holders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders upon termination of this offering.

We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling security holders. None of our selling security holders is or is affiliated with a broker-dealer.  All selling security holders may be deemed underwriters.

Name of Shareholders	Total Shares Owned	Shares Registered	Remaining Shares if All Registered Shares Sold [1]	% Before Offering	% After Offering	Material Transactions with Selling Shareholder in past 3 years (incl. nature of services provided and dates provided)

TIAN MING LIANG	2,220	2,220	0	*	0	DSA or DSA Affiliate

GRACE KAO	600	600	0	*	0	DSA or DSA Affiliate

PING YANG	600	600	0	*	0	DSA or DSA Affiliate

FANG WEI	67,400	67,400	0	*	0	DSA or DSA Affiliate

JING CHEN	5,400	5,400	0	*	0	DSA or DSA Affiliate

SU YUN SUN	600	600	0	*	0	DSA or DSA Affiliate

LAVINIA KWAI CHAN	7,400	7,400	0	*	0	DSA or DSA Affiliate

XIAO LING XU	6,000	6,000	0	*	0	DSA or DSA Affiliate

MING FANG LI	5,400	5,400	0	*	0	DSA or DSA Affiliate

SEN MAO CHEN	600	600	0	*	0	DSA or DSA Affiliate

SIU WA TSOI	5,400	5,400	0	*	0	DSA or DSA Affiliate

CHEN XIU ZHU	5,400	5,400	0	*	0	DSA or DSA Affiliate

11

BAN KE WEI	2,500	2,500	0	*	0	DSA or DSA Affiliate

ANNIE LEE	800	800	0	*	0	DSA or DSA Affiliate

LANG PING CHEN	600	600	0	*	0	DSA or DSA Affiliate

HE XIU HUA	152,300	152,300	0	*	0	DSA or DSA Affiliate

DU CHANGBIN	23,724	23,724	0	*	0	DSA or DSA Affiliate

TAI MING SIU	5,400	5,400	0	*	0	DSA or DSA Affiliate

CHUI MEL LEUNG	7,400	7,400	0	*	0	DSA or DSA Affiliate

YU YONG HE	600	600	0	*	0	DSA or DSA Affiliate

ZOU HONG	2,600	2,600	0	*	0	DSA or DSA Affiliate

HONG CHANG CUI	10,200	10,200	0	*	0	DSA or DSA Affiliate

YING ZHU	2,600	2,600	0	*	0	DSA or DSA Affiliate

MEI XIANG ZHENG	600	600	0	*	0	DSA or DSA Affiliate

LAN CHEN	600	600	0	*	0	DSA or DSA Affiliate

OI FUNG CHENG	5,400	5,400	0	*	0	DSA or DSA Affiliate

HE JIAN HUI	5,400	5,400	0	*	0	DSA or DSA Affiliate

HUI MEI	600	600	0	*	0	DSA or DSA Affiliate

TIAN SUN PENG	5,400	5,400	0	*	0	DSA or DSA Affiliate

XIANG SHU HAN	600	600	0	*	0	DSA or DSA Affiliate

HONG CUI XIA	600	600	0	*	0	DSA or DSA Affiliate

LI LING	5,400	5,400	0	*	0	DSA or DSA Affiliate

FANG FANG	7,400	7,400	0	*	0	DSA or DSA Affiliate

THI HUONG NGUYEN	5,400	5,400	0	*	0	DSA or DSA Affiliate

HOPE BAO	5,400	5,400	0	*	0	DSA or DSA Affiliate

SAUWAH HOH	600	600	0	*	0	DSA or DSA Affiliate

LIN, ZHENGHAO	600	600	0	*	0	DSA or DSA Affiliate

JIAN JISHENG	5,400	5,400	0	*	0	DSA or DSA Affiliate

SHU YUN ZHOU	600	600	0	*	0	DSA or DSA Affiliate

12

DAVID BAO	600	600	0	*	0	DSA or DSA Affiliate

WEI KE FANG	2,000	2,000	0	*	0	DSA or DSA Affiliate

PENG WEI HUA	600	600	0	*	0	DSA or DSA Affiliate

YE JASMINE	10,000	10,000	0	*	0	DSA or DSA Affiliate

AI FANG LU	43,984	43,984	0	*	0	DSA or DSA Affiliate

FAITH BAO	600	600	0	*	0	DSA or DSA Affiliate

HOPE HELEN BAO	600	600	0	*	0	DSA or DSA Affiliate

YONG SHENG ZHENG	5,400	5,400	0	*	0	DSA or DSA Affiliate

GONG MING GAO	600	600	0	*	0	DSA or DSA Affiliate

SHUI FANG LAI	600	600	0	*	0	DSA or DSA Affiliate

JIAN GUO WU	5,400	5,400	0	*	0	DSA or DSA Affiliate

BI DUAN LIU	600	600	0	*	0	DSA or DSA Affiliate

SHENG FENG YU	5,400	5,400	0	*	0	DSA or DSA Affiliate

YU FANG ZHANG	600	600	0	*	0	DSA or DSA Affiliate

BAN ZHEN NI	300	300	0	*	0	DSA or DSA Affiliate

YOU YING LI	600	600	0	*	0	DSA or DSA Affiliate

YONGZHAO LIU	600	600	0	*	0	DSA or DSA Affiliate

ANDY XU	600	600	0	*	0	DSA or DSA Affiliate

QI WENG	5,400	5,400	0	*	0	DSA or DSA Affiliate

GUO JIN HUANG	600	600	0	*	0	DSA or DSA Affiliate

LINYING CHEN	5,400	5,400	0	*	0	DSA or DSA Affiliate

KUN ZHU DONG	600	600	0	*	0	DSA or DSA Affiliate

XIN LONG CHEN	10,000	10,000	0	*	0	DSA or DSA Affiliate

QI CHUAN CHEN	35,000	35,000	0	*	0	DSA or DSA Affiliate

ZHAO HUA CHEN	5,400	5,400	0	*	0	DSA or DSA Affiliate

YING NI	600	600	0	*	0	DSA or DSA Affiliate

ZHEN JUAN CHEN	600	600	0	*	0	DSA or DSA Affiliate

LI KUN ZHENG	600	600	0	*	0	DSA or DSA Affiliate

13

YAJIN GAO	600	600	0	*	0	DSA or DSA Affiliate

MIN WANG	5,400	5,400	0	*	0	DSA or DSA Affiliate

JIA HUA ZHENG	5,400	5,400	0	*	0	DSA or DSA Affiliate

YUN ZHENG	600	600	0	*	0	DSA or DSA Affiliate

REN KU HE	7,400	7,400	0	*	0	DSA or DSA Affiliate

WILLIAN CHEN	600	600	0	*	0	DSA or DSA Affiliate

JIN FENG WENG	600	600	0	*	0	DSA or DSA Affiliate

QING LIN	5,400	5,400	0	*	0	DSA or DSA Affiliate

JING ZHANG JIANG	600	600	0	*	0	DSA or DSA Affiliate

ZHEN LIN WENG	32,300	32,300	0	*	0	DSA or DSA Affiliate

KAI SAU CHAN	5,400	5,400	0	*	0	DSA or DSA Affiliate

AI QIN CHEN	600	600	0	*	0	DSA or DSA Affiliate

KUI ZHENG	600	600	0	*	0	DSA or DSA Affiliate

XIN SHI	7,400	7,400	0	*	0	DSA or DSA Affiliate

QIAO FANG JIANG	5,400	5,400	0	*	0	DSA or DSA Affiliate

DE GUAN GAO	600	600	0	*	0	DSA or DSA Affiliate

SUN CHENG HUI	15,400	15,400	0	*	0	DSA or DSA Affiliate

YING LEUNG	5,400	5,400	0	*	0	DSA or DSA Affiliate

GUI YING DONG	600	600	0	*	0	DSA or DSA Affiliate

SONG, DE PING	21,500	21,500	0	*	0	DSA or DSA Affiliate

SHAN YU CHEN	5,400	5,400	0	*	0	DSA or DSA Affiliate

TONG YUN CHEN	600	600	0	*	0	DSA or DSA Affiliate

XIU YAN ZHU	5,400	5,400	0	*	0	DSA or DSA Affiliate

GUANG DING QIU	600	600	0	*	0	DSA or DSA Affiliate

WEI FANG	7,400	7,400	0	*	0	DSA or DSA Affiliate

HUI JIANG	600	600	0	*	0	DSA or DSA Affiliate

AI YUE LIANG	600	600	0	*	0	DSA or DSA Affiliate

14

JIE JUAN YANG	5,400	5,400	0	*	0	DSA or DSA Affiliate

YU QING XU	600	600	0	*	0	DSA or DSA Affiliate

YI ZHEN PENG	600	600	0	*	0	DSA or DSA Affiliate

XIAO PING YIN	600	600	0	*	0	DSA or DSA Affiliate

MENG XUE PENG	600	600	0	*	0	DSA or DSA Affiliate

XUE JIN ZHENG	600	600	0	*	0	DSA or DSA Affiliate

HING CHAN	6,600	6,600	0	*	0	DSA or DSA Affiliate

PO YUK CHAN	10,600	10,600	0	*	0	DSA or DSA Affiliate

YU ZHEN ZHENG	600	600	0	*	0	DSA or DSA Affiliate

ZHEN MING LIN	5,400	5,400	0	*	0	DSA or DSA Affiliate

YU MIN ZHANG	600	600	0	*	0	DSA or DSA Affiliate

MEI SHENG XIAO	5,400	5,400	0	*	0	DSA or DSA Affiliate

QI REN LIN	5,400	5,400	0	*	0	DSA or DSA Affiliate

KONG BIAO NI	5,400	5,400	0	*	0	DSA or DSA Affiliate

SHUI XIANG PAN	600	600	0	*	0	DSA or DSA Affiliate

KIM YAP WANG	20,000	20,000	0	*	0	DSA or DSA Affiliate

OI KUEN LO	600	600	0	*	0	DSA or DSA Affiliate

OI WAI LO	5,400	5,400	0	*	0	DSA or DSA Affiliate

JIE LIN	600	600	0	*	0	DSA or DSA Affiliate

WEN CHEN	600	600	0	*	0	DSA or DSA Affiliate

YING LIN	600	600	0	*	0	DSA or DSA Affiliate

XIU ZHEN CHEN	600	600	0	*	0	DSA or DSA Affiliate

ZHU YUN YAN	5,400	5,400	0	*	0	DSA or DSA Affiliate

NINA WANG	600	600	0	*	0	DSA or DSA Affiliate

SHAN JIE CHEN	5,400	5,400	0	*	0	DSA or DSA Affiliate

HUO JIN GAO	600	600	0	*	0	DSA or DSA Affiliate

AN CHEN	600	600	0	*	0	DSA or DSA Affiliate

QIAO MIN LIN	600	600	0	*	0	DSA or DSA Affiliate

15

XUE MEI WANG	600	600	0	*	0	DSA or DSA Affiliate

YIKUAI CHEN	5,400	5,400	0	*	0	DSA or DSA Affiliate

DAN HONG CHEN	2,600	2,600	0	*	0	DSA or DSA Affiliate

QIN NI	2,600	2,600	0	*	0	DSA or DSA Affiliate

CHUN HUA LIN	13,400	13,400	0	*	0	DSA or DSA Affiliate

LIN KOON KO	600	600	0	*	0	DSA or DSA Affiliate

JIN JING WENG	600	600	0	*	0	DSA or DSA Affiliate

XIAN FEI CHEN	11,400	11,400	0	*	0	DSA or DSA Affiliate

HAI ZHEN HUANG	600	600	0	*	0	DSA or DSA Affiliate

NGO KHAI CUONG	600	600	0	*	0	DSA or DSA Affiliate

SHUTANG FRANK DONG	5,400	5,400	0	*	0	DSA or DSA Affiliate

LILI YUAN	25,700	25,700	0	*	0	DSA or DSA Affiliate

WAN QI DING	5,400	5,400	0	*	0	DSA or DSA Affiliate

KAI ZHU	5,400	5,400	0	*	0	DSA or DSA Affiliate

HUASHENG RICHARD HUANG	5,400	5,400	0	*	0	DSA or DSA Affiliate

CYNTHIA WU	600	600	0	*	0	DSA or DSA Affiliate

TSONG LIN	10,600	10,600	0	*	0	DSA or DSA Affiliate

LI ZHEN LIN	5,400	5,400	0	*	0	DSA or DSA Affiliate

PING WANG	11,400	11,400	0	*	0	DSA or DSA Affiliate

SU DAN WANG	5,400	5,400	0	*	0	DSA or DSA Affiliate

KWAI YU LIN-LAM	2,600	2,600	0	*	0	DSA or DSA Affiliate

KWAN CHENG	5,400	5,400	0	*	0	DSA or DSA Affiliate

XING GUANG ZHENG	5,400	5,400	0	*	0	DSA or DSA Affiliate

SAU CHING CHEUNG	5,400	5,400	0	*	0	DSA or DSA Affiliate

DAVID ZHENG	5,400	5,400	0	*	0	DSA or DSA Affiliate

ADA ZHENG	5,400	5,400	0	*	0	DSA or DSA Affiliate

FONG CHENG	5,400	5,400	0	*	0	DSA or DSA Affiliate

16

XIANG QIN ZHENG	5,400	5,400	0	*	0	DSA or DSA Affiliate

JIN XING ZHENG	5,400	5,400	0	*	0	DSA or DSA Affiliate

YANG LIN	7,700	7,700	0	*	0	DSA or DSA Affiliate

JAMES G. SANDNER	600	600	0	*	0	DSA or DSA Affiliate

KEE SANG WONG	5,400	5,400	0	*	0	DSA or DSA Affiliate

JIN WANG	600	600	0	*	0	DSA or DSA Affiliate

JIN YAO LIN	7,600	7,600	0	*	0	DSA or DSA Affiliate

JANET KWAN SO	600	600	0	*	0	DSA or DSA Affiliate

BAO CI YANG	2,600	2,600	0	*	0	DSA or DSA Affiliate

JIN FEI ZHENG	5,400	5,400	0	*	0	DSA or DSA Affiliate

XIAO LI YANG	5,400	5,400	0	*	0	DSA or DSA Affiliate

JUAN HUA LIN	5,400	5,400	0	*	0	DSA or DSA Affiliate

ZHEN ZHOU LIN	600	600	0	*	0	DSA or DSA Affiliate

JIN YU ZHENG	5,400	5,400	0	*	0	DSA or DSA Affiliate

FUNG LAM	5,400	5,400	0	*	0	DSA or DSA Affiliate

QIU QIN NI	600	600	0	*	0	DSA or DSA Affiliate

FANG LIN	3,560	3,560	0	*	0	DSA or DSA Affiliate

QIU FENG LAI	600	600	0	*	0	DSA or DSA Affiliate

ZHEN LIANG LIN	5,400	5,400	0	*	0	DSA or DSA Affiliate

MAK LAI FUN	7,340	7,340	0	*	0	DSA or DSA Affiliate

LAI TONY THUM CHOI	1,600	1,600	0	*	0	DSA or DSA Affiliate

DONG QIUYUN	600	600	0	*	0	DSA or DSA Affiliate

LIAO JUI HSIANG	600	600	0	*	0	DSA or DSA Affiliate

HU QUAN	20,000	20,000	0	*	0	DSA or DSA Affiliate

HONG GANG YANG	5,200	5,200	0	*	0	DSA or DSA Affiliate

YOU ZUN HUI	5,400	5,400	0	*	0	DSA or DSA Affiliate

WANG MENG CHEN	5,500	5,500	0	*	0	DSA or DSA Affiliate

ZHANG RONG DONG	600	600	0	*	0	DSA or DSA Affiliate

17

WANG MENGLI	35,400	35,400	0	*	0	DSA or DSA Affiliate

ZHENG ZHENGHAI	600	600	0	*	0	DSA or DSA Affiliate

LI QIAN	5,000	5,000	0	*	0	DSA or DSA Affiliate

CHEN SHU SHENG	5,400	5,400	0	*	0	DSA or DSA Affiliate

DONG YONG LI	5,400	5,400	0	*	0	DSA or DSA Affiliate

GUO SHUIHANG	5,400	5,400	0	*	0	DSA or DSA Affiliate

LIN WEI	5,400	5,400	0	*	0	DSA or DSA Affiliate

CUI HUA WANG	5,400	5,400	0	*	0	DSA or DSA Affiliate

WANG QIAO JING	600	600	0	*	0	DSA or DSA Affiliate

QI REN DONG	5,400	5,400	0	*	0	DSA or DSA Affiliate

ZHANG SHANGZHEN	5,400	5,400	0	*	0	DSA or DSA Affiliate

MA HE DONG	600	600	0	*	0	DSA or DSA Affiliate

WANG MEIQIN	5,400	5,400	0	*	0	DSA or DSA Affiliate

MEI FANG LIAN	5,400	5,400	0	*	0	DSA or DSA Affiliate

LV QINQI	10,000	10,000	0	*	0	DSA or DSA Affiliate

CHEN WEI	10,000	10,000	0	*	0	DSA or DSA Affiliate

LIU JIAN YAN	5,400	5,400	0	*	0	DSA or DSA Affiliate

CHEN TIANHE	5,400	5,400	0	*	0	DSA or DSA Affiliate

LI GE	600	600	0	*	0	DSA or DSA Affiliate

WU DELIAN	600	600	0	*	0	DSA or DSA Affiliate

SHI XIN LING	600	600	0	*	0	DSA or DSA Affiliate

ZHEN JIN DONG	600	600	0	*	0	DSA or DSA Affiliate

LI JIN NAN	600	600	0	*	0	DSA or DSA Affiliate

MEI QIN DONG	600	600	0	*	0	DSA or DSA Affiliate

REN WEI MIN	5,400	5,400	0	*	0	DSA or DSA Affiliate

TAK C. WONG	5,400	5,400	0	*	0	DSA or DSA Affiliate

HEWI PING CHEN	5,400	5,400	0	*	0	DSA or DSA Affiliate

18

WU ZU HUI	5,400	5,400	0	*	0	DSA or DSA Affiliate

ANNA ZHENG	5,400	5,400	0	*	0	DSA or DSA Affiliate

ZHENG YI QIANG	5,400	5,400	0	*	0	DSA or DSA Affiliate

LU CAI XIAN	5,400	5,400	0	*	0	DSA or DSA Affiliate

TSONG HUANG	600	600	0	*	0	DSA or DSA Affiliate

ZI YAN LIN	5,400	5,400	0	*	0	DSA or DSA Affiliate

MENG FU TANG	5,400	5,400	0	*	0	DSA or DSA Affiliate

LI MIN ZHANG	600	600	0	*	0	DSA or DSA Affiliate

LU MING XU	600	600	0	*	0	DSA or DSA Affiliate

DAN LIN	5,400	5,400	0	*	0	DSA or DSA Affiliate

HUI ZHEN ZHENG	5,400	5,400	0	*	0	DSA or DSA Affiliate

WANG MENG HUI	600	600	0	*	0	DSA or DSA Affiliate

LIN ZHENG	5,400	5,400	0	*	0	DSA or DSA Affiliate

BOUAKHAM SAYAVONG	5,400	5,400	0	*	0	DSA or DSA Affiliate

CUI FANG LIN	5,400	5,400	0	*	0	DSA or DSA Affiliate

MEI HUA ZHENG	5,400	5,400	0	*	0	DSA or DSA Affiliate

MEI YEUNG	600	600	0	*	0	DSA or DSA Affiliate

WU ZHANG	600	600	0	*	0	DSA or DSA Affiliate

ZHOU DONG DONG	5,400	5,400	0	*	0	DSA or DSA Affiliate

BI RONG CHEN	5,400	5,400	0	*	0	DSA or DSA Affiliate

JIN XIA XIAO	5,400	5,400	0	*	0	DSA or DSA Affiliate

BI RONG DONG	5,400	5,400	0	*	0	DSA or DSA Affiliate

HONG SU	5,400	5,400	0	*	0	DSA or DSA Affiliate

QIU JIN HUANG	600	600	0	*	0	DSA or DSA Affiliate

DUAN ZHEN HUANG	600	600	0	*	0	DSA or DSA Affiliate

SHOK HONG CHING	600	600	0	*	0	DSA or DSA Affiliate

YONG ZHONG LIN	5,400	5,400	0	*	0	DSA or DSA Affiliate

YI FENG ZHENG	5,400	5,400	0	*	0	DSA or DSA Affiliate

19

CHANG HONG LIN	5,400	5,400	0	*	0	DSA or DSA Affiliate

ZHOU WEN DONG	5,400	5,400	0	*	0	DSA or DSA Affiliate

SING YU SIU	5,400	5,400	0	*	0	DSA or DSA Affiliate

ZAI CHENG JIN	5,400	5,400	0	*	0	DSA or DSA Affiliate

XIA CHEN	5,400	5,400	0	*	0	DSA or DSA Affiliate

JULIA XU WON	5,400	5,400	0	*	0	DSA or DSA Affiliate

JIN YUN XIAO	5,400	5,400	0	*	0	DSA or DSA Affiliate

JUNGIL LEE	5,400	5,400	0	*	0	DSA or DSA Affiliate

SAI QIN LIN	5,400	5,400	0	*	0	DSA or DSA Affiliate

SHU DUAN GUO	5,400	5,400	0	*	0	DSA or DSA Affiliate

CHANG MIN LIN	5,400	5,400	0	*	0	DSA or DSA Affiliate

HUA CUI	10,200	10,200	0	*	0	DSA or DSA Affiliate

QI XIA NI	5,400	5,400	0	*	0	DSA or DSA Affiliate

JIAN MIN WANG	5,400	5,400	0	*	0	DSA or DSA Affiliate

CHANG ZI LIN	5,400	5,400	0	*	0	DSA or DSA Affiliate

MENG ZHOU WANG	5,400	5,400	0	*	0	DSA or DSA Affiliate

LAI ANNA	6,500	6,500	0	*	0	DSA or DSA Affiliate

LIEW CHEE KAN	5,400	5,400	0	*	0	DSA or DSA Affiliate

XIN HUI WANG	600	600	0	*	0	DSA or DSA Affiliate

WEI WANG JIANG	600	600	0	*	0	DSA or DSA Affiliate

XIANG SHUN LU	600	600	0	*	0	DSA or DSA Affiliate

QING WEI LIU	5,400	5,400	0	*	0	DSA or DSA Affiliate

JIANHUA WU	5,400	5,400	0	*	0	DSA or DSA Affiliate

JIANPING ZHENG	10,200	10,200	0	*	0	DSA or DSA Affiliate

BENEDICT QUEK	5,400	5,400	0	*	0	DSA or DSA Affiliate

GUANG YU ZOU	600	600	0	*	0	DSA or DSA Affiliate

AGATHA SHAW	7,400	7,400	0	*	0	DSA or DSA Affiliate

20

CATHERINE LIEW YEH	5,400	5,400	0	*	0	DSA or DSA Affiliate

CHRISTINA LIEW	600	600	0	*	0	DSA or DSA Affiliate

XIU RU CHEN	5,400	5,400	0	*	0	DSA or DSA Affiliate

ZHENG JIAN ZHENG	5,400	5,400	0	*	0	DSA or DSA Affiliate

MEI RONG ZHENG	5,400	5,400	0	*	0	DSA or DSA Affiliate

MEI YU ZHENG	5,400	5,400	0	*	0	DSA or DSA Affiliate

SHAOWEN SAYAVONG	5,400	5,400	0	*	0	DSA or DSA Affiliate

HELEN L. YAP	5,400	5,400	0	*	0	DSA or DSA Affiliate

YUE HUA WANG	600	600	0	*	0	DSA or DSA Affiliate

ZI YI LI	7,400	7,400	0	*	0	DSA or DSA Affiliate

MINGXIANG ZHANG	16,300	16,300	0	*	0	DSA or DSA Affiliate

GUI YU PIAO	7,400	7,400	0	*	0	DSA or DSA Affiliate

JULIE CHU	5,400	5,400	0	*	0	DSA or DSA Affiliate

YAN WANG	600	600	0	*	0	DSA or DSA Affiliate

MIN GEN LI	600	600	0	*	0	DSA or DSA Affiliate

BEN BAO	5,400	5,400	0	*	0	DSA or DSA Affiliate

WAN YI LIN	5,400	5,400	0	*	0	DSA or DSA Affiliate

ZHI MING YU	600	600	0	*	0	DSA or DSA Affiliate

QING CHEN	600	600	0	*	0	DSA or DSA Affiliate

KATHY SOK IENG LAM	5,400	5,400	0	*	0	DSA or DSA Affiliate

DUAN XIAO PENG	5,400	5,400	0	*	0	DSA or DSA Affiliate

LIEW MARGARET	5,400	5,400	0	*	0	DSA or DSA Affiliate

XIAO JIE XU	600	600	0	*	0	DSA or DSA Affiliate

YU HUA CHEN	600	600	0	*	0	DSA or DSA Affiliate

CHUAN SHI	5,400	5,400	0	*	0	DSA or DSA Affiliate

REN CONG LI	600	600	0	*	0	DSA or DSA Affiliate

YUAN MING ZHANG	600	600	0	*	0	DSA or DSA Affiliate

KUONG LONG LAM	5,400	5,400	0	*	0	DSA or DSA Affiliate

21

KATHY SOK IENG LAM	600	600	0	*	0	DSA or DSA Affiliate

CHEN GUANG HUANG	5,400	5,400	0	*	0	DSA or DSA Affiliate

MIN LIN	600	600	0	*	0	DSA or DSA Affiliate

SHIH TUNG WANG	600	600	0	*	0	DSA or DSA Affiliate

HE CUI	5,400	5,400	0	*	0	DSA or DSA Affiliate

DONG JI JIN	5,400	5,400	0	*	0	DSA or DSA Affiliate

MAO JI	600	600	0	*	0	DSA or DSA Affiliate

XIANG LIN	5,400	5,400	0	*	0	DSA or DSA Affiliate

SOKKAM LAM	600	600	0	*	0	DSA or DSA Affiliate

QING SU	5,400	5,400	0	*	0	DSA or DSA Affiliate

SHAO RU CHEN	5,400	5,400	0	*	0	DSA or DSA Affiliate

ANNY SHAO	600	600	0	*	0	DSA or DSA Affiliate

YAO MEI	600	600	0	*	0	DSA or DSA Affiliate

PENG XUAN	600	600	0	*	0	DSA or DSA Affiliate

WANG YU CHING	600	600	0	*	0	DSA or DSA Affiliate

YE LISA	5,400	5,400	0	*	0	DSA or DSA Affiliate

YE GUO MOU	7,400	7,400	0	*	0	DSA or DSA Affiliate

ZUO REN SUN	5,400	5,400	0	*	0	DSA or DSA Affiliate

PARK WAN MOON	5,400	5,400	0	*	0	DSA or DSA Affiliate

WENDY XU	5,400	5,400	0	*	0	DSA or DSA Affiliate

JIAN TONG	600	600	0	*	0	DSA or DSA Affiliate

KEVIN AU	600	600	0	*	0	DSA or DSA Affiliate

HING CHUEN WU	5,400	5,400	0	*	0	DSA or DSA Affiliate

SU JUN LI	5,500	5,500	0	*	0	DSA or DSA Affiliate

EN LING LIN	600	600	0	*	0	DSA or DSA Affiliate

GUO LUAN FENG	600	600	0	*	0	DSA or DSA Affiliate

HUI ZHONG ZHANG	7,900	7,900	0	*	0	DSA or DSA Affiliate

22

YEE CHING CHENG	5,400	5,400	0	*	0	DSA or DSA Affiliate

STEPHEN LAU	5,400	5,400	0	*	0	DSA or DSA Affiliate

XIU MEI HUANG	5,400	5,400	0	*	0	DSA or DSA Affiliate

YANG LIN CORP.	5,500	5,500	0	*	0	DSA or DSA Affiliate

SI QIN WEI	5,400	5,400	0	*	0	DSA or DSA Affiliate

LI WEI	5,400	5,400	0	*	0	DSA or DSA Affiliate

SHENG QI WEI	5,400	5,400	0	*	0	DSA or DSA Affiliate

XUE HAI YU	5,600	5,600	0	*	0	DSA or DSA Affiliate

SOU KENG LENG	7,400	7,400	0	*	0	DSA or DSA Affiliate

HUI TANG GU	7,400	7,400	0	*	0	DSA or DSA Affiliate

JIN CHENG HAO	6,000	6,000	0	*	0	DSA or DSA Affiliate

WANG FEI	5,400	5,400	0	*	0	DSA or DSA Affiliate

GEUNOK STUEHMKE	5,400	5,400	0	*	0	DSA or DSA Affiliate

RAYMOND YU	1,000	1,000	0	*	0	DSA or DSA Affiliate

MARGARET DING	18,490	18,490	0	*	0	DSA or DSA Affiliate

QI LIN	5,400	5,400	0	*	0	DSA or DSA Affiliate

GUO YING SUN	5,400	5,400	0	*	0	DSA or DSA Affiliate

JUAN HE	5,400	5,400	0	*	0	DSA or DSA Affiliate

ADA LAU	600	600	0	*	0	DSA or DSA Affiliate

GARY YU	600	600	0	*	0	DSA or DSA Affiliate

VICTOR KAMARA	600	600	0	*	0	DSA or DSA Affiliate

XIAO LING LI	600	600	0	*	0	DSA or DSA Affiliate

FENG CHAN MEI	600	600	0	*	0	DSA or DSA Affiliate

YUK YING LAM LAM	5,700	5,700	0	*	0	DSA or DSA Affiliate

TIFFFANY LEE	600	600	0	*	0	DSA or DSA Affiliate

ELSA WANG	600	600	0	*	0	DSA or DSA Affiliate

MEI LAN TANG	5,600	5,600	0	*	0	DSA or DSA Affiliate

KENNETH AU	5,400	5,400	0	*	0	DSA or DSA Affiliate

23

SAU KWAN LI YU	5,400	5,400	0	*	0	DSA or DSA Affiliate

PING JUAN CHEN ZENG	5,400	5,400	0	*	0	DSA or DSA Affiliate

QIAO CHANG KUANG	5,400	5,400	0	*	0	DSA or DSA Affiliate

KIMBLE LEUNG	600	600	0	*	0	DSA or DSA Affiliate

YONG CE HU	5,900	5,900	0	*	0	DSA or DSA Affiliate

HUI LING CHEN	7,400	7,400	0	*	0	DSA or DSA Affiliate

XIAO FEN LIN	7,400	7,400	0	*	0	DSA or DSA Affiliate

YA CHEN	5,400	5,400	0	*	0	DSA or DSA Affiliate

YONG ZENG ZHEN	5,400	5,400	0	*	0	DSA or DSA Affiliate

ANNIE LEUNG	7,400	7,400	0	*	0	DSA or DSA Affiliate

XIU PING CHEN	900	900	0	*	0	DSA or DSA Affiliate

ZHUO YAN HUANG	6,600	6,600	0	*	0	DSA or DSA Affiliate

LIU CUI PING	600	600	0	*	0	DSA or DSA Affiliate

JUN HUANG	600	600	0	*	0	DSA or DSA Affiliate

XIA YING ZHENG	600	600	0	*	0	DSA or DSA Affiliate

MEI WAH KONG	5,400	5,400	0	*	0	DSA or DSA Affiliate

FENG CHEN	600	600	0	*	0	DSA or DSA Affiliate

HUI HUA HUANG	5,400	5,400	0	*	0	DSA or DSA Affiliate

YU JIAO SHI	5,400	5,400	0	*	0	DSA or DSA Affiliate

JUAN HUANG	600	600	0	*	0	DSA or DSA Affiliate

JIAN LI	600	600	0	*	0	DSA or DSA Affiliate

XIANG CHEN	600	600	0	*	0	DSA or DSA Affiliate

CHUN LAM WONG	600	600	0	*	0	DSA or DSA Affiliate

WEN FEI ZHENG	600	600	0	*	0	DSA or DSA Affiliate

SIU TANG YEUNG	600	600	0	*	0	DSA or DSA Affiliate

MEI XIANG WENG	5,400	5,400	0	*	0	DSA or DSA Affiliate

XIU DANG YAN	5,400	5,400	0	*	0	DSA or DSA Affiliate

24

XIAO YU LIN	7,400	7,400	0	*	0	DSA or DSA Affiliate

GUO YING YE	4,800	4,800	0	*	0	DSA or DSA Affiliate

QIAO E KUANG	5,400	5,400	0	*	0	DSA or DSA Affiliate

MATHEW LEE	600	600	0	*	0	DSA or DSA Affiliate

HING CHI WU	5,400	5,400	0	*	0	DSA or DSA Affiliate

PEI LING ZENG	600	600	0	*	0	DSA or DSA Affiliate

DONG XIANG XIN	6,500	6,500	0	*	0	DSA or DSA Affiliate

MIN FANG HUANG	300	300	0	*	0	DSA or DSA Affiliate

CHEUK KIU WONG	12,200	12,200	0	*	0	DSA or DSA Affiliate

LAN FANG LIU	2,700	2,700	0	*	0	DSA or DSA Affiliate

XIAO YAN CHEN	600	600	0	*	0	DSA or DSA Affiliate

YONG YI HU	8,100	8,100	0	*	0	DSA or DSA Affiliate

LI RONG XU	2,700	2,700	0	*	0	DSA or DSA Affiliate

YIH SHYONG WENG	300	300	0	*	0	DSA or DSA Affiliate

CINDY YE GINSBURGH	2,700	2,700	0	*	0	DSA or DSA Affiliate

GUAN QUN CHEN	300	300	0	*	0	DSA or DSA Affiliate

YISHA YAO	2,700	2,700	0	*	0	DSA or DSA Affiliate

LI MIN HAN	300	300	0	*	0	DSA or DSA Affiliate

XIU HUI CHEN	300	300	0	*	0	DSA or DSA Affiliate

XIAO XUE CHEN	300	300	0	*	0	DSA or DSA Affiliate

OU LING CEN	300	300	0	*	0	DSA or DSA Affiliate

QI CHEN	300	300	0	*	0	DSA or DSA Affiliate

XIAO QIN WEI	1,200	1,200	0	*	0	DSA or DSA Affiliate

YI PING DOU	300	300	0	*	0	DSA or DSA Affiliate

CHUN YUN LU	2,800	2,800	0	*	0	DSA or DSA Affiliate

YI MEI KE	2,800	2,800	0	*	0	DSA or DSA Affiliate

HAI YAN WU	2,700	2,700	0	*	0	DSA or DSA Affiliate

JIA JEAN SUNG	300	300	0	*	0	DSA or DSA Affiliate

25

ZHENG JIE LU	2,700	2,700	0	*	0	DSA or DSA Affiliate

HUI XIANG YAN	2,700	2,700	0	*	0	DSA or DSA Affiliate

ZHONG WU	300	300	0	*	0	DSA or DSA Affiliate

MINYI CHANG	10,200	10,200	0	*	0	DSA or DSA Affiliate

HUI BING ZHAO	2,700	2,700	0	*	0	DSA or DSA Affiliate

MING YU PIAO	2,800	2,800	0	*	0	DSA or DSA Affiliate

CI CHEN	2,700	2,700	0	*	0	DSA or DSA Affiliate

BO WANG	900	900	0	*	0	DSA or DSA Affiliate

TUNG MO YAU	2,700	2,700	0	*	0	DSA or DSA Affiliate

ZHONG PING YU	2,700	2,700	0	*	0	DSA or DSA Affiliate

YANG ZHI JIAN	2,700	2,700	0	*	0	DSA or DSA Affiliate

QI WANG	2,700	2,700	0	*	0	DSA or DSA Affiliate

PEI YI HE	300	300	0	*	0	DSA or DSA Affiliate

XIU JI AN	300	300	0	*	0	DSA or DSA Affiliate

ZIY ZHANG	100	100	0	*	0	DSA or DSA Affiliate

MIN QING ZHENG	2,700	2,700	0	*	0	DSA or DSA Affiliate

MING YAO LU	2,700	2,700	0	*	0	DSA or DSA Affiliate

ZHENG QIAO HUI	2,700	2,700	0	*	0	DSA or DSA Affiliate

SU YING LEI	300	300	0	*	0	DSA or DSA Affiliate

YUN PENG LIN	300	300	0	*	0	DSA or DSA Affiliate

DA SHENG	300	300	0	*	0	DSA or DSA Affiliate

LI QUN JUAN	2,700	2,700	0	*	0	DSA or DSA Affiliate

SHU XING ZHANG	3,500	3,500	0	*	0	DSA or DSA Affiliate

NEN JIN CHEN	2,700	2,700	0	*	0	DSA or DSA Affiliate

MEI MEI CHUNG	300	300	0	*	0	DSA or DSA Affiliate

QIANG GUO KE	2,700	2,700	0	*	0	DSA or DSA Affiliate

YONG GUANG LIN	2,700	2,700	0	*	0	DSA or DSA Affiliate

26

GUI YING ZHAO	2,700	2,700	0	*	0	DSA or DSA Affiliate

TONG ZHI JIANG	11,000	11,000	0	*	0	DSA or DSA Affiliate

JOHN J ZAPOR JR	2,700	2,700	0	*	0	DSA or DSA Affiliate

GUANG PING WU	2,700	2,700	0	*	0	DSA or DSA Affiliate

YANG TIAN	2,700	2,700	0	*	0	DSA or DSA Affiliate

HUI YU ZHENG	2,700	2,700	0	*	0	DSA or DSA Affiliate

PAO YUEH FANG	2,700	2,700	0	*	0	DSA or DSA Affiliate

XIANG YU XUE	2,700	2,700	0	*	0	DSA or DSA Affiliate

XIAO YUN NG	2,700	2,700	0	*	0	DSA or DSA Affiliate

DUAN HONG	2,700	2,700	0	*	0	DSA or DSA Affiliate

JIE PING HO	300	300	0	*	0	DSA or DSA Affiliate

MIN HUI CHANG	2,700	2,700	0	*	0	DSA or DSA Affiliate

DAO JI LI	200	200	0	*	0	DSA or DSA Affiliate

JIA HUI LANG	100	100	0	*	0	DSA or DSA Affiliate

DAO-RO DAISY LEE	100	100	0	*	0	DSA or DSA Affiliate

XUE HONG CHEN PANG	1,100	1,100	0	*	0	DSA or DSA Affiliate

YU LIN	900	900	0	*	0	DSA or DSA Affiliate

KWAI CHING CHIN	1,700	1,700	0	*	0	DSA or DSA Affiliate

WEN ZHOU	1,000	1,000	0	*	0	DSA or DSA Affiliate

XUE XIANG JIANG	100	100	0	*	0	DSA or DSA Affiliate

PING CHAN	100	100	0	*	0	DSA or DSA Affiliate

CHOI,MOONKYU	900	900	0	*	0	DSA or DSA Affiliate

CHOI, HAEKYUNG	900	900	0	*	0	DSA or DSA Affiliate

DAVIN YANG	100	100	0	*	0	DSA or DSA Affiliate

QIU HUA GAO	900	900	0	*	0	DSA or DSA Affiliate

XIAO GANG WEI	900	900	0	*	0	DSA or DSA Affiliate

WAI YUK WONG	900	900	0	*	0	DSA or DSA Affiliate

XIAO LIANG LI	900	900	0	*	0	DSA or DSA Affiliate

27

LI SU ZHU	900	900	0	*	0	DSA or DSA Affiliate

KING HUI WANG	900	900	0	*	0	DSA or DSA Affiliate

HE PING LI	900	900	0	*	0	DSA or DSA Affiliate

JING JIANG	100	100	0	*	0	DSA or DSA Affiliate

BAOZHU JIANG	900	900	0	*	0	DSA or DSA Affiliate

YAN ZHANG	900	900	0	*	0	DSA or DSA Affiliate

LAM, WAN YAN	5,400	5,400	0	*	0	DSA or DSA Affiliate

WANG, ZHONG MOU	5,400	5,400	0	*	0	DSA or DSA Affiliate

LIN, XIUHUA	600	600	0	*	0	DSA or DSA Affiliate

JIANG, HAN	2,700	2,700	0	*	0	DSA or DSA Affiliate

WANG, HUIJUN	46,900	46,900	0	*	0	DSA or DSA Affiliate

WENDY XU INC., Xu, WeiGuang Principal	12,000	12,000	0	*	0	DSA or DSA Affiliate

HUIMAN G CHUNG TRUSTEE THE CHUNG FAMILY TRUST	24,690	24,690	0	*	0	DSA or DSA Affiliate

[1] Assuming sale of all shares registered hereunder.

* Less than 1%

Share Issuances of Shares in this Offering

In October 2012, 1,947,108 shares were issued to U.S. citizens or residents upon the exercise of Type A Warrants and 178,600shares were issued to U.S. citizens or residents upon the exercise of Type B Warrants. These are the only shares being registered in this offering.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions.
•	Restrictive legends were and will be placed on all certificates issued as described above.
•	The distribution did not involve general solicitation or advertising.
•	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

28

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•	Access to all our books and records.
•	Access to all material contracts and documents relating to our operations.
•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

Blue Sky

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the Shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one. There is no guarantee that our stock will ever be quoted on the OTC Bulletin Board.   We intend to seek coverage and publication of information regarding the company in an accepted publication which permits a "manual exemption”. This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market.  No market may ever develop for our common stock, or if developed, may not be sustained in the future.  Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Selling shareholders are offering up to 2,125,708 shares of common stock. The selling shareholders will offer their shares at $0.50 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.   There is no guarantee that our stock will ever be quoted on the OTC Bulletin Board.

The securities offered by this prospectus will be sold by the selling shareholders. Selling shareholders in this offering may be considered underwriters.  We are not aware of any underwriting arrangements that have been entered into by the selling shareholders. The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions or privately negotiated transactions.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the over the counter bulletin board, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

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In addition to the above, each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person. We have instructed our selling shareholders that they may not purchase any of our securities while they are selling shares under this registration statement.

Upon this registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities. Pursuant to oral promises we made to the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment to this registration statement disclosing such matters.

OTC Bulletin Board Considerations

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We anticipate that after this registration statement is declared effective, market makers will enter “piggyback” quotes and our securities will thereafter trade on the OTC Bulletin Board.

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

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Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

There is no guarantee that our stock will ever be quoted on the OTC Bulletin Board.

LEGAL PROCEEDINGS

There are no pending or threatened lawsuits against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The board of directors elects our executive officers annually.  A majority vote of the directors who are in office is required to fill vacancies.  Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our director and executive officer is as follows:

Name	Age	Position
Ding Hua Wang	49	CEO and President, Director
Xun Zhang	52	Director
Pooi Lam Shun	62	Director

Mr. Wang joined our predecessor company in January 2007 as Product Consultant.  In November 2007, he became CEO and President of our predecessor company and has been CEO, President and Director of our company since inception in March 2011.  From August 2005 to December 2006, he was CEO of Ansheng Company International Products, a nutrition products manufacturing and wholesale company.  From September 1999 to August 2005, he was CEO of Ansheng Company, a Chinese herbal medicine imports and store sales company.  He studied at Zhejiang University of Traditional Chinese Medicine from January 1986 to February 1991.  He attended American Global University in alternative medicine from August 2001 to September 2003 but did not receive a degree. As a member of the board, Mr. Wang contributes significant industry-specific experience and expertise on our products and services.  Mr. Wang also contributes his knowledge of the company and a deep understanding of all aspects of our business, products and markets, as well substantial experience developing corporate strategy, assessing emerging industry trends, and business operations.

Xun Zhang joined us as Director upon formation in March 2011.  From 2003 to date, he has been Assistant Professor, Harvard Medical School, Boston, Massachusetts.  From 1988 to date, he has been Assistant in Biochemistry; Director, Neuroendocrine Research Laboratory Massachusetts General Hospital Boston, Massachusetts.  He received a PhD, 1994, State University of New York at Albany.  With responsibility for product development guidance, he brings his educational and research knowledge and experience to the Board.

Pooi Lam Shun joined us as Director upon formation in March 2011.  From March 2007 to date, he has been a Member for us and our predecessor.  From May 1990 to February 2007, he was an Independent Distributor for Sunrider International, a health food manufacturer.  He received a Diploma, 1981, from Singapore Polytechnic.   Shun Pooi Lam is responsible for developing marketing strategies in Singapore, Malaysia, China and other Asian markets and brings his knowledge and experience in these markets to our Board, all in capacity as a Director of the Company. Although rendering this advice to management, he is not in charge of a principal business unit, division or function (such as sales, administration or finance) of the Company and does not performs a policy making function for the Company with respect to marketing or any other aspect of the Company’s business.

Family Relationships

There are no family relationships between our officers and directors.

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Legal Proceedings

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

•	Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,

•	Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

•	Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.

•	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.

•	Having any administrative proceeding been threatened against you related to their involvement in any type of business, securities, or banking activity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this information statement, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. The business address for these shareholders is Flair Dr, Suite 308, El MonteCA91731.

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			% of
		Number of	Common
Name	Title	Shares	Shares
Ding Hua Wang	President, CEO, Director	129,990,020	77.13%
Xun Zhang	Director	500,000	0.59%
Pooi Lam Shun	Director	1,002,700	0.30%
All officers and directors as a group [3 persons]		131,492,720	78.02%

 This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 168,532,709 shares of common stock outstanding as of October 31, 2012.

DESCRIPTION OF SECURITIES

The following description as a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws.  The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this information statement is a part.

Common Stock

We are authorized to issue 200,000,000 shares of common stock with $0.001 par value per share.

As of the date of this registration statement, there were 168,532,709 shares of common stock issued and outstanding held by 3,572 shareholders of the record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

Options

A joint venture agreement has been signed with Hong Kong Baoying International Limited. Under the terms of the Agreement, we granted Baoying International the option to purchase up to three billion shares of common stock in three phases.

•	First: 300 million shares at $2 USD per share
•	Second: 700 million shares at $5 USD per share
•	Third: 2 billion shares at $9 USD per share

In connection therewith, we have also agreed to issue our SEC attorney up to 30 million additional shares based upon 1% of the above options that are exercised.

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Both parties are currently reassessing their position and may decide not to move forward under this Agreement. No work has been done, no monies have changed hands and no options have been issued.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Nevada Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Introduction

Our Company is a provider of Health and Nutritional supplements and Personal Care products through our website by means of a network of Direct Sales Associates, or “DSA’s.”

Although we have a network of DSA’s, unlike many other multi-level marketing companies, it is our policy that DSA’s should purchase our products strictly for personal use rather than to resell or to distribute our products.Notwithstanding our direct selling structure, all purchases are made directly on our website. The primary business purpose of DSA’s is to refer new members or new customers to our website for them to purchase products directly from us for their own personal use. All products are shipped directly to the customer by us from the USA, or in certain limited cases transshipped from our warehouse facility in Hong Kong directly to the customer in China, and not sent to a DSA to distribute to the customer.

Unlike many traditional multi-level marketing companies, we do not have physical locations of stores and offices and do not undertake any actions physically in foreign countries where our DSA’s are located. We are not actively promoting our direct selling business model or holding any training seminar or any related activities physically in foreign countries. As of November 8, 2012, we had 1,691 active DSA’s in 12 countries.

Company History

E-World USA Holding, Inc., a California corporation and our predecessor, was established in January 2007.  In April 2011, E-World USA Holding, Inc., a California corporation entered into a merger agreement with its wholly-owned subsidiary, E-World USA Holding, Inc., a Nevada corporation which was the survivor of the merger.  Under the Merger Agreement, we issued 90,000,000 shares of our common stock on a one share for one share basis for each share of E-World USA Holding, Inc., a California corporation, common stock issued and outstanding at the date of the merger.  In addition, we issued Type A and TypeB Warrants in exchange for comparable Warrants issued and outstanding in E-World USA Holding, Inc., a California corporation, at the date of the merger. All Type A Warrants and Type B Warrants have been exercised and none are issued and outstanding.

We have also invested in two other unsuccessful business ventures, as follows:

•	5CTV – This company was originally set up to form a TV station here in USA. We invested $1,181,520in early 2009. There was no written agreement and no shares or other indication of value was provided. The principal of 5CTV fled the country in March 2010 and has not been heard from since. We lost our entire investment in this company and our investment was written off in 2009.

•	MIIT – Stock comprising 27% of MIIT ownership was purchased in 2009 for $4,499,998. It is a company based in China which develops communication devices through internet. The company sells phones that connects to the internet through computers via USB connections. MIIT refused to share financial information or allow an audit, and announced in late 2010 that it had run out of money. The amount was written off in 2009.

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We currently have a policy not to invest in other similar business ventures.

On August 6th, 2012, we signed a Joint Venture Agreement with Hong Kong Baoying International Limited. Under the terms of the Agreement,

Baoying will invest Ten Million Dollars to establish a soft gel production plant, which will have four production lines with a gross margin of $500,000 per month. Each party will receive 50 percent of the profits. Baoying was to be responsible for investment with the first investment of Five Million Dollars to occur ten days after signing of the Agreement. That investment has not yet occurred.Development of the production plant is expected to take one year. The Company will be responsible for establishing the plant, production, skill set, and marketing.

Under the Agreement, we granted Baoying International the option to purchase up to three billion shares of common stock in three phases.

•	First: 300 million shares at $2 USD per share
•	Second: 700 million shares at $5 USD per share
•	Third: 2 billion shares at $9 USD per share

Both parties are currently reassessing their position and may decide not to move forward under this Agreement. No work has been done, no monies have changed hands and no options have been issued.

Products

The Company currently has six individual nutritional supplemental products and three skin-care products. Our nutritional supplemental products are made according to a micro molecular nutrition formula. To achieve the maximum effect of products, micro molecular health foods were designed to be absorbed by cells directly with minimum chemical conversion which we believe promotes faster absorption. We believe our company is one of only a few companies in the market which are using a small molecular nutrition formula.

The nutritional supplements do not have intellectual property protection for the formulas. Nutritional products consist of 89% and 86% of total sales for the years ended December 31, 2011 and 2010, respectively.  Currently, less than one percent of the Company’s sales are processed through the Company’s web site.

Our skin-care products were developed and formulas are owned by another company from which we purchased the rebranding right. These products focus on   restoring epidermal calcium. The products provide a positive epidermal environment for the homeostasis and regeneration of a person’s own skin barrier.

The products were first introduced in 2010 and consisted of 11% and 14% of the 2011 and 2010’s annual sales, respectively.

Both products are sold to our members in the marketing structure. The members purchase the items through our website and can request the items to be shipped or picked up at our designated overseas storage locations.

Sales breakdown

	2011	2010
Nutritional products	89%	86%
Skin-care products	11%	14%

Currently, the Company does not have plans pertaining to expanding its business beyond the nutritional supplement and cosmetic sectors.  The Company, however, is considering selling its products through wholesalers in China.

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Nutritional Supplements and Price per Bottle/Package

•	Longevity - $1,400.00
•	E-Liver Energy - $88.00
•	Cell Power - $88.00
•	OPC Spa - $73.00
•	Heart Power - $73.00
•	O2 Cell Power - $45.00
•	Health Package - OPCx2, Liver Powerx2, and Cell Powerx2 for $520.
•	Premium Package - OPCx4, Liver Powerx4, and Cell Power x4 for $980

Long Life Package - OPCx10, Liver Powerx20, Cell Powerx20, and O2 Cell Powerx20 for only $5,015.

Skin-care and Price per Bottle/Package

•	Revitalizing Toner(2 btls) - $280.00
•	Regenerative Cream - $280.00

Skin Barrier Therapy Lotion - $200.00

The Company is committed to building its brand name and DSA and customer loyalty by selling premium quality, innovative nutritional supplements that appeal to broad markets.  The Company's philosophy is to combine the best of science and nature and to include in each of its products the highest quality ingredients with the greatest amount of benefit to the consumer.   The Company is committed to providing quality products that can be sold at attractive retail prices and allow the Company to maintain reasonable profit margins.  New products are identified, suggestions from our members, and from industry and market research conducted by management on an ongoing basis to determine strong market interest for a new product.  The Company believes that timely and strategic product introductions are critical to maintaining the growth of independent distribution channels.  Currently, however, no new products are under development.

Return and Refund Policy

E-Word USA guarantees the quality of its products, and will exchange any product found to be defective. A written exchange request must be submitted when member returns defective or damaged product. Members and retail customers can apply for refund in full amount of purchased products within 30 days of purchase. If the purchasers are not satisfied with the E-World products for any reason, they can return products and request for exchange or refund. All shipping fee for product exchanging or returning must be fully responsible by members. E-World will not be responsible for any shipping cost. With respect to U.S. purchasers, customers may apply for a full refund after payment within 60 days. Members can apply for 90% buy-back policy within one year. The commission and the related shipping costs will be deducted. All of the returned products must not be damage and be within the validity period specified on the product label.

Sourcing and Production

In order to maintain high product quality, we do not manufacture and do not intend in the future to manufacture ourselves any of the products we sell. Instead, we acquire our ingredients and contract for production of our proprietary products from one set of suppliersand manufacturers and contract production of our proprietary products from another set of manufacturers that we believe are reliable, reputable and deliver high quality materials and service. In 2011, one supplier, Health One Pharmaceutical Inc., accounted for approximately 71% of our purchases. The loss of this supplier could result in a loss of sales and revenues.

The Company does not have a written or contractual agreement with Health One Pharmaceutical Inc. or any of our four other suppliers, or with any of our secondary or tertiary suppliers, suppliers who supply our primary and secondary suppliers, respectively. The Company does not have a written or contractual agreement with any of our two manufacturers. Our product ingredient sourcing and other our manufacturing requirements are conducted on a purchase-order 0basis.  If one or more of our current suppliers stopped selling us ingredients and or if one or more of our current manufacturers stopped manufacturing our products, we would be forced to find other suppliers or re-allocate our manufacturing requirements among our existing suppliers and manufacturers.  The time needed to find other suppliers or re-allocate our manufacturing requirements could outlast the inventory on hand and result in loss of sales.

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We maintain a good relationship with our suppliers and do not anticipate that any of our suppliers will terminate the relationship in the near term. We also have ongoing relationships with secondary and tertiary suppliers. In the event we become unable to source any products or ingredients from our major suppliers, we believe that we would be able to produce or replace those products or substitutesource these ingredients from our secondary and tertiary other suppliers without great difficulty or significant increases to our cost of goods sold.

Our Skin-care products are developed by another company which owns the intellectual property of those products. We purchased the rebranding right from them to sell these products under our names. Currently we only have one supplier for our skin-care products and the specific product is solely owned by this supplier. If the supplier discontinued this product we will need to find substitute supplier for similar product. We have not identified any substitute supplier or substitute product.

For nutritional products, we purchase our ingredients from third parties and contracted third party manufacturer for further processing the material into final products to be sold We do not own any manufacturing plant for processing of our products. We only provided self developed formula to be manufactured. Our company is able to obtain the ingredient necessary for production of our nutritional supplements. Our skin-care products are produced by our supplier and we are unable to obtain the intellectual right to produce such products.

We also maintain a good relationship with our manufacturers and do not anticipate that any of our manufacturers will terminate the relationship in the near term. In the event we become unable have our products manufactured by our major manufacturers, we believe that we would be able to reallocate production to our other manufacturers or locate other manufacturers without great difficulty or significant increases to our cost of goods sold.

Order Backlog

We have no current order backlog.

Industry Analysis

Nutritional Industry Overview

The nutrition industry includes many small- and medium sized companies that manufacture and distribute products generally intended to enhance the body’s performance and wellness.  The four major product categories within the nutrition industry are:

•	Nutritional Supplements – products such as vitamins, minerals, nutritional supplements, herbs and botanicals and compounds derived from these substances.
•	Natural and Organic Foods – products such as cereals, milk, non-diary beverages and frozen entrees.
•	Functional Foods – products with added ingredients or fortification specifically for health or performance purposes.
•	Skin-care – products combining nutrition with skin care.

Nutritional products are distributed through six major sales channels.  Each channel has changed in recent years primarily due to advances in technology and communications resulting in improved product distribution and faster dissemination of information.  The major sales channels are as follows:

•	Network marketing.
•	Mass-market retailers, including mass merchandisers, drug stores, supermarkets and discount stores.
•	Natural health food retailers.
•	Mail order.
•	Practitioners
•	The Internet.

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The nutritional supplement market is characterized by:

•	Large selections of essentially similar products that are difficult to differentiate.
•	Retail consumer’s emphasis on value pricing.
•	Constantly changing formulations based on evolving scientific research.
•	Low entry barriers resulting from low brand loyalty, rapid change, widely available manufacturing, low regulatory requirements and ready access to large distribution channels, such as the Internet and retail stores selling nutritional supplements and other direct marketing companies.
•	A lack of uniform standards regarding product ingredient sources, potency, purity, absorption rate and form.

As indicated by the above information, we believe that the Nutritional Supplements Industry coupled with the Direct Sales Industry offers an opportunity for a potentially profitable venture.  The following sections outline the strategies that will be implemented to attain these profits.

Marketing Plan

Although we sell our products to the general public, in order to obtain the membership discounts and receive a bonus, a consumer must become a Member.   As part of the enrollment, we charge a one-time enrollment fee to become a Member ranging from $165 to $5,000 based upon the amount and type of products in the initial order. Upon joining our company, a new Member becomes a DSA and receives a unique member ID.   This new member/DSA can then login to our website and to pay for their initial membership product package.  Upon receiving payment, our fulfillment team will start processing this order.

We do not have written member or similar type agreements with our DSA’s. We have a handbook which governs our policies and procedures for our DSA’s which we furnish them when they join.

A consumer becomes a DSA by completing an application under the sponsorship of an existing member.  The new member then becomes part of the sponsoring member’s “down-line” sales organization.

DSA Compensation

We have the following levels of DSA, with the following requirements to be in each level:

We pay our DSA’s four types of bonuses, as follows:

•	Matching bonus - When a member earns binary bonus, its referral and referral's referrals of up to 6 levels will earn a percentage of the bonus earned per month as incentive to encourage their introduced members to earn bonus.

•	Binary bonus - Upon making purchases or from downlines, points can be used to calculate monthly bonus earned. It is binary because each member has two sides of downlines. The points of each side will be used to match and turn into binary bonus. DSA’s may have two downline member networks. Bonuses are based upon the network with the lowest points per recruiting period. BV points are deducted from each side of the networks and the excess points in the higher network are carried over and are zeroed out in the lowest network.

•	Referral bonus - When member joined and used BV points earned from purchases to upgrades to different levels of membership, its referral member will earn 20% of the BV points used to upgrade as referral bonus. Ex. 100 points used to upgrade will enable the referral member to earn $20.

•	Rebate bonus - From time to time different types of rebate bonus are available. Currently, diamond grade members will receive $150 rebate bonus per month, up to $2,000.

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Points are earned only through purchases. They are earned by the member who purchased the products and ALL uplines of the same points. A member does not earn any points by referring people to join the membership. The uplines earn BV points based on the purchases made by their downlines. If a member purchase 1,000 points worth of products, every upline of this member will earn 1,000 points.  In addition to receiving rewards, they can dedicate their purchases' BV points to be used a grading their membership into different levels. There is no set direct relationship between sales price and points earned. This way we can change the points to dollar ratio to promote certain types of products.

Members must make 20 BV purchase or more each month to maintain their member hierarchy. Up to 320,000 BV points can be retained at the end of each month.  In addition, members must make at least 100BV auto order in order to renew the membership every year since enrollment date. Those members who lose their membership status can reactive their accounts by making purchases of at least 100BV.

Bonuses are distributed twice a month, on the following Wednesday of each bonus calculation cycle. They can’t be deposited in Members Global cash card which can be used on certain ATM machines anywhere in the world or members can have bonus balance remained on their accounts for payments of future purchases.

The following chart sets forth the percentage of sales by country for 2011 and 2010:

	2011	2010
Singapore	45.4%	30.3%
China	37.1%	45.5%
United States	8.4%	5.8%
Canada	6.7%	8.3%
Hong Kong	0.8%	2.3%
Taiwan	0.6%	2.9%
Malaysia	0.5%	4.4%
Others	0.5%	0.5%

Growth Strategies

The Company realizes the importance of attracting and retaining members and their customers in order to realize continued growth and profitability.  The Company places great emphasis on assisting new members in building their business.  This assistance is through exceptional customer service, timely shipment of products, and timely payment of commission payments.

The Company has recently added several new product lines to further capture the spending dollars in its member base. For example, Longevity was added to our product line in January 2011.

The Company is expected to grow internationally, specially paying attention to the Asia market. The company has not yet outreached into the Asia market fully to have material increase in sales incurred from it. Customers can purchase and pickup products at any of our offices, so each office has small amount of product in stock. If customers choose to receive products by mail, we will ship them from U.S. or Hong Kong warehouse.

In Asia, we currently sell products shipped mostly from the Hong Kong office to DSA’s located in China, Hong Kong, Taiwan, Vietnam, Thailand, and Singapore.

For the twelve months ended December 31, 2011, approximately 91.6% came from international sales outside the United States. The percentage of total sales for the twelve months ended December 31, 2011 from members located in the following countries is:

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	Jan 1, 2010 to December 31,
	2011	2010
Singapore	45.4%	30.3%
China	37.1%	45.5%
United States	8.4%	5.8%
Canada	6.7%	8.3%
Hong Kong	0.8%	2.3%
Taiwan	0.6%	2.9%
Malaysia	0.5%	4.4%
Others	0.5%	0.5%

The number of total and active members in each U.S. state and country is as follows:

STATE	TOTAL MEMBERS	TOTAL ACTIVE MEMBERS
Arizona	4	1
California	71	30
Colorado	3	0
Connecticut	6	4
Delaware	2	1
Florida	7	3
Georgia	4	0
Hawaii	81	49
Illinois	4	2
Indiana	2	2
Kentucky	2	0
Louisiana	4	2
Maine	1	0
Maryland	21	9
Massachusetts	1	0
Michigan	2	0
Minnesota	1	1
Nebraska	1	0
Nevada	11	1
New Jersey	48	31
New York	405	217
North Carolina	28	6
Northern Mariana Islands	1	0
Ohio	6	4
Pennsylvania	67	28
Tennessee	1	0
Texas	19	10
Utah	7	7
Virginia	7	4
Washington	3	1

COUNTRY	TOTAL MEMBERS	TOTAL ACTIVE MEMBERS
Australia	56	25
Brazil	2	0
Cambodia	1	1
Canada	749	404
China	2317	1641
England	1	1
France	1	0
Hong Kong	273	142
Macau	5	5
Malaysia	415	216
Singapore	1707	1184
Taiwan	219	37
Thailand	9	2
United Kingdom	9	7
United States	776	382
Venezuela	2	2
Vietnam	2	2

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Competition

The market for nutritional products is large and intensely competitive. The Company competes directly with companies that manufacture and market nutritional products. The Company competes with other companies in the nutritional products industry by emphasizing the uniqueness, value and premium quality of the Company's products and convenience of the Company's distribution system. Many of the Company's competitors have much greater name recognition and financial resources than the Company. In addition, nutritional products can be purchased in a wide variety of channels of distribution. While the Company believes that consumers appreciate the convenience of ordering products from home through a sales person, or through a catalog, the buying habits of many consumers accustomed to purchasing products through traditional retail channels are difficult to change. The Company's product offerings are also relatively small compared to the wide variety of products offered by many other nutritional product companies

The Company also competes with other direct selling organizations, some of which have a longer operating history and higher visibility, name recognition, and financial resources. The leading network marketing company in the Company's existing markets is Amway Corporation and its affiliates. The Company competes for new DSA’s on the strength of its multiple business opportunities, product offerings, compensation plan, and management strength. Management envisions the entry of many more direct selling organizations into the marketplace as this channel of distribution expands over the next several years.

Intellectual Property

We have no registered or patented intellectual property. We have common law ownership rights for the formulations for five of our six non-cosmetic products.  We do not have registered trademarks, trade names or other governmentally approved intellectual property rights for those products.

The three types of cosmetics products have formulation patents owned by our supplier of these products, Genepharm Inc.  Genepharm manufactures these products and packs them with E-World USA designed packaging under an oral agreement with us. The formulation of O2 Cell Power product is owned by Oxygen America, Inc.  Oxygen America, Inc. manufactures this product and packs it with E-World USA designed packaging under an oral agreement with us. We are authorized by these suppliers under oral agreements to sell these products worldwide under our brand name without infringing any rights of Genepharm or Oxygen America, Inc.

Research and Development

We are not currently conducting any research and development activities.

Government Regulation

The Company is subject to various federal, state, local and foreign regulations. Various governmental agencies have an impact on our business. The regulations cover product ingredients, manufacture, distribution, marketing, sales, compensation and taxation, to name a few. If the Company were to fail to meet standards set by these regulations, then the Company could be prohibited from selling its products.  A general description of the regulations is set forth below followed by descriptions of laws in China, Singapore and Canada as provided by counsel.

Our entire sales and distribution channel is based substantially upon our network marketing program. We are subject to various regulations from federal, state and foreign agencies.   While we believe that we have complied with regulations and have set up our programs within the guidelines, we are at risk that in one or more areas our marketing system might not be compliant with local regulations. If we were not able to bring into compliance our network marketing program, it could have a material adverse financial effect on our sales in that market.

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As nutritional supplements, our products are also subject to government regulation.  If one or more of the ingredients of our products become subject to regulatory action, then the Company suffers the risk of having to re-formulate its product, if allowed, in order to put it on the market. The cost of this process may be substantial. The future acceptance of the re-formulated product by its distributors cannot be assured.

Sales of our products in foreign jurisdictions represented approximately 91.6% of our net revenues for the year ended December 31, 2011.  We are subject to the risks of foreign currency exchange, currency restrictions and payments methods to our foreign members. The Company may suffer losses as the dollar loses value against foreign currencies between the recording date and the payment date or as foreign currencies lose their value against the dollar. All of our products are manufactured and purchased in the United States and shipped to foreign locations for distribution or directly to members in foreign countries.

Our products are subject to the import and Customs regulations of the foreign jurisdictions in which we do business.  If countries in which we conduct business were to change import regulations and did not allow our product to enter the country, we could suffer significant financial losses by losing our members and sales in the country.

The payment of earned commissions and incentives to our foreign members is subject to various banking and disbursement regulations of the foreign jurisdictions. If we are unable to find suitable payment arrangements for our members, we could suffer an eroding member base in foreign countries. The Patriot Act limits the alternatives and the ability of sending mass payments from the United States to individuals and businesses in foreign lands. Members might be required to give certain information to our banks under the Patriot Act before we could send money to them. However the Patriot Act has never inhibited our ability to make any payments to any of our members located both in the U.S. and outside the U.S. The Company to date has a bank account in the U.S. and in Hong Kong. The lack of a significant local presence places a greater challenge in making timely payments to our independent representatives. The Company has utilized several methods of payment and currently utilizes a payment card option that is in compliance with all existing U.S. and foreign banking and currency regulations.

In China, direct selling is subject to certain strict restrictions.  There are clear provisions about products for direct selling, enterprises involved in direct selling, and direct sales persons respectively under Articles 2, 3 and 4 of the Regulations for the Administration of Direct Selling.  Instead of being prohibited, direct selling is subject to certain strict restrictions by PRC laws and regulations. There are clear provisions about products for direct selling, enterprises involved in direct selling, and direct sales persons respectively under Articles 2, 3 and 4 of the Regulation for the Administration of Direct Selling. To carry out direct selling in China, an enterprise shall be established in China and apply for a particular business license in accordance with relevant regulations. Although our members and customers are located in China, we are not subject to this regulation because it is not based upon where members and customers are located. Instead, it governs physical locations of stores and offices as well as activities taken physically in China, as opposed to activities over the internet. We have no physical stores and office established in PRC for promotion of our products as well as our Direct Selling marketing method, and we are not actively promoting our direct selling business model or holding any training seminar or any related activities physically in PRC. Thus, our sales model is not classified as direct selling as specified by the Regulation for the Administration of Direct Selling.

Pursuant to the regulations issued by China customs, health food can be posted from overseas into mainland China with a certain limit of reasonable quantity for self-use only.   In this regard, E-World has not violated any PRC laws and regulations by selling health food to mainland China over the Internet.  Pursuant to these regulations issued by PRC Customs, health food can be posted from overseas into mainland China within a certain limit of reasonable quantity for self-use only. In this regard, E-World has not violated any PRC laws and regulations by selling health food to mainland China over the internet as it only allows orders for reasonable quantity for self-use only and only ships direct to the customer who ordered, not to the member for redistribution to the consumer member. In view of this business model in which our sales are sold to individual members with purchases made for personal use, we believe our sales and shipping of goods do not violate PRC’s laws regulations.

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In Singapore, multi-level marketing is governed by Singapore’s Multi-Level Marketing & Pyramid Selling (Prohibition) Act (Chapter 190).  Multi-level marketing schemes or arrangements or a pyramid selling scheme or arrangement (hereinafter referred to as “MLM activities”) is prohibited save for those MLM activities which are excluded under the Multi-Level Marketing & Pyramid Selling (Excluded Schemes and Arrangements) Order 2000.  The following categories of MLM activities are exempted:

(2)  Master franchise schemes and direct selling schemes that satisfy the following salient conditions:

(a)  a person participating shall not be required to provide any benefit or acquire any commodity in order to participate in the scheme or arrangement;

(b)  the benefit received by any promoter or participant is as a result of the sale, lease, license or other distribution of a commodity and not as a result of the introduction or recruitment of additional participants;

(c)  the promoter of the scheme shall not knowingly make false or misleading representations or omissions relating to the scheme or the commodity;

(d)  the promoter shall not make any representations on the benefits other than those allowed;

(e)	there should be a clearly stated full-refund or buy-back guarantee within 60 days that is exercisable by every participant on reasonable commercial terms.

We are in compliance with Singapore law in that our members are not required to make purchases to join and become members. Although Members are required to purchase at least 100 BV products ($130 value or more) to keep their memberships active every year, this does not mean that our members are not required to make purchases to join and become members. What this means is that they won't be earning bonuses through our business model since this member is no longer active. However, they can still make purchases if they want.

In Canada and in the province of Ontario, a multi-level marketing program similar to the one offered by the Company is permitted if it includes a down-line sales organization with bonuses paid from the total purchase price of product to the sponsoring member and to the sponsoring member’s original sponsor when the sponsoring member refers a new member to purchase products. The Competition Act governs multi-level marketing activities in Canada. Section 55 deals with income representations in multi-level marketing plans and section 55.1 deals with situations where the multi-level marketing plan is deemed to be a prohibited scheme of pyramid selling. Sections 55 and 55.1 contain measures directed against deceptive practices common to multi-level marketing plans and to schemes of pyramid selling, including:

a) representations relating to compensation without adequate disclosure of income received by typical participants;

b) recruitment bonuses (head-hunting );

c) required purchases as a condition of participation in a plan;

d) inventory loading ; and

e) inadequate or non-disclosed product return policy.

We believe we comply with all aspects of these provisions of Canadian law.

In the United States, we are subject to laws and regulations in each of the 50 states which are generally intended to prevent fraudulent or deceptive schemes, often referred to as “pyramid” schemes, that compensate participants for recruiting additional participants irrespective of product sales, use high-pressure recruiting methods and/or do not involve legitimate products.  These laws and regulations often:

•	impose cancellation/product return, inventory buy-backs and cooling-off rights for consumers and members;

•	require us or our members to register with governmental agencies;

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•	impose caps on the amount of commission we can pay;

•	impose reporting requirements; and

•	impose upon us requirements, such as requiring members to maintain levels of retail sales to qualify to receive commissions, to ensure that members are being compensated for sales of products and not for recruiting new members.

We believe we are in full compliance with all laws, rules and regulations governing our business, whether federal or state in the U.S. as well as abroad. The laws and regulations governing direct selling are modified from time to time, and, like other direct selling companies, we could be subject from time to time to government investigations in our various markets related to our direct selling activities.  This could require us to make changes to our business model and aspects of our global compensation plan in the markets impacted by such changes and investigations.

See the Risk Factors section of this information statement for a discussion relevant government regulation and the legal uncertainties related to our business activities.

Employees

We have the following employees:

•	Full time: 10

o	Operations – 6
o	Administrative – 2
o	Management – 1
o	Sales – 1

We have no collective bargaining agreement with our employees. We consider our relationship with our employees to be excellent.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and other financial information included in this Form S-1.

Our Management’s Discussion and Analysis contains not only statements that are historical facts, but also statements that are forward-looking (within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934).  Forward-looking statements are, by their very nature, uncertain and risky.  These risks and uncertainties include international, national, and local general economic and market conditions; our ability to sustain, manage, or forecast growth; our ability to successfully make and integrate acquisitions; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; change in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; the risk of foreign currency exchange rate; and other risks that might be detailed from time to time in our filing with the Securities and Exchange Commission.

Although the forward-looking statements in this Registration Statement reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them.  Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.  You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

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Overview

We provide nutritional supplements, which are sold to a network of independent business consultants or direct sales agents (“DSA”). We are included in the direct sales, network marketing or multi-level marketing industry. Sales of our products are dependent upon the activity of the DSA in purchasing the products and in recruiting new DSAs. We provide an incentive to the DSA in the form of a commission or bonus based upon the level of purchases and recruiting that have occurred during the month. We do not "hire" any DSAs, as they are all independent contractors and not employees who work under our control.  Therefore, we are not always aware if the DSA has ceased working the business, stops ordering products or has joined another company. The DSA is not required to resign. We are always impacted by the fluctuations in the DSA membership base.

We believe that our Business to Customer business is robust and that consumers have become more confident in ordering products, like ours, over the internet. However, the nutritional supplement and skin care product e-business markets have and continue to become increasingly competitive and are rapidly evolving.

The skin care products are bought from another company which developed the products.  The sales of the skin care products are through the same method of nutritional supplements.

Barriers to entry are minimal and current and new competitors can launch new websites at a relatively low cost. Many competitors in this area have greater financial, technical and marketing resources than we do. Continued advancement in technology and increasing access to that technology is paving the way for growth in direct marketing. We also face competition for consumers from retailers, duty-free retailers, specialty stores, department stores and specialty and general merchandise catalogs, many of which have greater financial and marketing resources than we have. Notwithstanding the foregoing, we believe that we are well-positioned within the Asian consumer market with our current plan of supplying American merchandise brands to consumers and that our exposure to both the Asian and American cultures gives us a competitive advantage. There can be no assurance that we will maintain our competitive edge or that we will continue to provide only American made merchandise.

Our products are sensitive to business and personal discretionary spending levels and tend to decline or grow more slowly during economic downturns, including downturns in any of our major markets. The current worldwide recession is expected to adversely affect our sales and liquidity for the foreseeable future. Although we have mitigated decreases in sales by lowering our levels of inventory to preserve cash on hand, we do not know when the recession will subside and when consumer spending will increase from its current depressed levels. Even if consumer spending increases, we are not sure when consumer spending will increase for our products which will affect our liquidity.

The global economy is currently undergoing a period of unprecedented volatility, and the future economic environment may continue to be less favorable than that of recent years. This has led, and could further lead, to reduced consumer spending, and which may include spending on nutritional and beauty products and other discretionary items, such as our products. In addition, reduced consumer spending may force us and our competitors to lower prices. These conditions may adversely affect our revenues and profits.

Results of Operations

Comparison of the fiscal years ended December 31, 2011 and 2010

Total product sales decreased by $1.2 million or 44% from $2.8 million in 2010 to $1.6 million in 2011.  The main reason for the decrease was due to our network of member’s pessimistic sales outlook in 2011 that resulted from the global economic down turn. Our products are sold through a network of members. Any reduced sales effort or member recruiting efforts would negatively impact our sales revenue. The impact of economic downturn is estimated to be approximately $1.5 million of the sales decrease.  In 2011, the Company started to seek for wholesale customers and generated $172,000 of net sales in 2011.

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Service revenue decreased by approximately $138,000 or 58% from approximately $236,000 in 2010 to $98,000 in 2011. The service revenue consists of shipping fees collected and network service fees charged for activating membership.  The decrease of service fee was due to high volume of membership activation and shipping incurred from the special promotion in 2009.  The decrease was also due to economic downturn.  The decrease of sales’ generated shipping fee collected and new members’ activation reduced service revenue.

The cost of sales decreased by $84,000 or 14% from approximately $623,000 in 2010 to approximately $539,000 in 2011 due to the 44% decrease in sales. Gross margin decreased from $2.4 million in 2010 to $1.1 million in 2011. The gross margin percentage as sales was 68% in 2011 and 80% in 2010. The decrease of gross margin was due to inventory reserve estimated for skin-care products, which amounted to approximately $270,000. Generally, the Company has high gross margin percentage due to its business model.

Selling expenses decreased from approximately $2.1 million in 2010 to $635,000. The decrease of $1.4 million or 69% was mainly due to decrease in bonus expense by $1.1 million or 68% which was resulted from decreased sales.  There was also decrease of other selling expenses of $352,000 or 74%.

General and administrative expenses decreased by $746,000 or 30% from $2.5 million in 2010 to $1.8 million in 2011. The decrease was due to reduction of the number of employees in early 2011 and budget controls.

Liquidity and Capital Resources

As of December 31, 2011, we had cash balance of $33,000 as compared to $132,000 at December 31, 2010.  Inventory decreased by approximately 61% to $248,000 from $640,000 at December 31, 2011.  We did make pre-payment towards the skin care products in September of 2009 which were received in 2010.  Refundable income taxes increased by $15,000 from $309,000 in 2010 to $324,000 in 2011 as we made estimated income tax payments in 2010 based on unadjusted net income.Total assets decreased from $1.4 million at December 31, 2010 to $716,000 at December 31, 2011. The net decreases were directly resulted from our decreased sales in 2011, negative operating results in both 2011and 2010, and major investment losses in 2009.

Our current liabilities as of December 31, 2011 was $10.7 million, which increased slightly by 4% from December 31, 2010’s $10.3 million due to loans obtained from related parties for operation needs. Deferred revenue dropped from $1.9 million on December 31, 2010 to December 31, 2011 $1.3 million. The decrease was mainly due to shipment of 2009’s promotional sales.

Our current ratios had worsened from 0.12 in 2010 to 0.06 in 2011. If all of members decided to redeem their Type A warrants, we will be insolvent.

Our auditor has indicated that there is substantial doubt about our ability to continue as a going concern as a result of our lack of significant revenues and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations. Our financial statements do not include adjustments that might result from the outcome of this uncertainty.

Management is trying the following to alleviate the going concern:

•	To increase marketing efforts in new sales territories to generate sales revenues
•	To secure various financing resources, including but not limiting to borrowing from major shareholders, raise funds through future public offering.
•	To promote new products. At the beginning 2011 the Company pushes out new product Longevity, a high-end supplement product to aid at prolonging life expectancy.

In 2011 cash used in operating activities amounted to $840,000 as compared to $2.7 million cash used in operating in 2010.  We purchased $8,258 property and equipment as investing activity in 2011 compared to 2010 with zero. In 2011, we had $748,000 financing activities and $1.1 million in 2010. In 2011 we borrowed from the related parties in aggregate amount of $565,000 due to shortfall of cash flow from operations.

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Other than operating expenses the company does not have significant cash commitment. Future cash requirement includes cash needed payroll, payroll taxes, rent, and other operating expenses which amounts to approximately $280,000 per month.

Comparison of the six months ended June 30, 2012 and 2011

Total product sales decreased by $197,000 or 22% from $891,000 in first six months ended in 2011 to $694,000 in the same period of 2012.  The main reason for the decrease was due to our network of member’s pessimistic sales outlook in 2012 that resulted from the global economic down turn. Our products are sold through a network of members. Any reduced sales effort or member recruiting efforts would negatively impact our sales revenue. In 2011, the Company started to seek for wholesale customers and generated $47,612 of net sales for the six months ended June 30, 2012.

Service revenue decreased approximately $30,000 or 50% from approximately $60,000 in first two quarters 2011 to $30,000 in same period of 2012. The service revenue consists of shipping fees collected and network service fees charged for activating membership.  The decrease of service fee was due to high volume of membership activation and shipping incurred from the special promotion in 2009.  The decrease was also due to economic downturn.  The decrease of sales’ generated shipping fee collected and new members’ activation reduced service revenue.

The cost of sales decreased $58,000 or 39% from approximately $148,000 in first two quarters of 2011 to approximately $90,000 in first six months of 2012 due to the large decrease in sales. Gross margin decreased from $803,000 in first six months of 2011 to $634,000 in the same period of 2012. The gross margin percentage as sales was 83% in first two quarters of 2011 and 87% in 2012. The increase of gross margin was due to introduction of Longevity in February of 2011, which has higher gross margin percentage, but not a lot were sold in first quarter of 2011. Generally, the Company has high gross margin percentage due to its business model.

Selling expenses decreased from approximately $488,000 in first two quarters of 2011 to $282,000 the same period in 2012. The decrease of $206,000 or 42% was mainly due to decrease in bonus expense by approximately $210,000 or 47% which was resulted from decreased sales.  There was increase of other selling expenses of approximately $4,000 or 11%.

General and administrative expenses decreased by $770,000 or 64% from approximately $1,200,000 in first two quarters of 2011 to $430,000 in same period of 2012. The decrease was due to reduction of the number of employees in early 2011 and budget controls.

Liquidity and Capital Resources

As of December 31, 2011, we had cash balance of $33,000 as compared to $16,000 at June 30, 2012.  Inventory decreased by approximately 13% to $215,000 as of June 30, 2012 from $248,000 at December 31, 2011. Refundable income taxes were all collected and reduced to zero as of June, 2012 from $324,000 on December 31, 2011.  Total assets decreased 22% from $716,000 at December 31, 2011 to $559,000 at June 30, 2012. The decrease of total assets was mainly due to inventory sold and cash used during the six months ended June 30, 2012.

Our current liabilities at June 30, 2012 was $10.5 million, which decreased slightly by 2% from December 31, 2011’s $10.7 million. Deferred revenue decreased from $1.3 million on December 31, 2011 to June 30, 2011 $1.1 million. The decrease was mainly due to increase of customers requesting products to be shipped.

Our current ratios had 0.028decrease from 0.059 in December 31, 2011 to 0.031 as of June 30, 2012. If all of members decided to redeem their Type A warrants, we will be insolvent.

For the six months ended June 30, 2012 cash used in operating activities amounted to $50,000 as compared to $332,000 cash used in operating in the same period of 2011.  We purchased $3,128 property and equipment as investing activity in the six months ended June 30, 2012 compared to same period 2011 with $4,097 purchase. We also purchased additional fixed assets through trade in of our own vehicle and loan of $141,677. In the six months ended June 30, 2012 we borrowed from the shareholder and related parties in aggregate amount of $70,000 and repaid approximately $34,000 to shareholder. Net cash provided by financing activities was $36,414. In the six months ended June 30, 2011 net cash provided by financing activities totaled to approximately $261,000 from borrowings from the shareholder and related parties for operation use.

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Other than operating expenses the company does not have significant cash commitment. Future cash requirement includes cash needed payroll, payroll taxes, rent, and other operating expenses which amounts to approximately $280,000 per month.

Comparison of the three months ended June 30, 2012 and 2011

Total product sales decreased by $138,000 or 28% from $500,000 in first three months ended in June 30, 2011 to $362,000 in the same period of 2012.  The main reason for the decrease was due to our network of members pessimistic sales outlook in 2012 that resulted from the global economic down turn. Our products are sold through a network of members. Any reduced sales effort or member recruiting efforts would negatively impact our sales revenue. In 2011, the Company started to seek for wholesale customers and generated $11,140 of net sales for the three months ended June 30, 2012.

Service revenue decreased approximately $16,000 or 56% from approximately $29,000 in second quarter of 2011 to $13,000 in same period of 2012. The service revenue consists of shipping fees collected and network service fees charged for activating membership.  The decrease of service fee was due to high volume of membership activation and shipping incurred from the special promotion in 2009.  The decrease was also due to economic downturn.  The decrease of sales’ generated shipping fee collected and new members’ activation reduced service revenue.

The cost of sales decreased $21,000 or 37% from approximately $58,000 in second quarter of 2011 to approximately $37,000 in second quarter of 2012 due to the large decrease in sales. Gross margin decreased from $471,000 in three months ended June 30, 2011 to $339,000 in the same period of 2012. The gross margin percentage as sales was 88% in second quarter of 2011 and 90% in 2012. The slight increase of gross margin is due to mixture of different types of products sold. Generally, the Company has high gross margin percentage due to its business model.

Selling expenses decreased from approximately $221,000 in second quarter of 2011 to $46,000 the same period in 2012. The decrease of $175,000 or 79% was mainly due to decrease in bonus expense by approximately $166,000 or 85% which was resulted from decreased sales.  There was decrease of other selling expenses of approximately $10,000 or 38%.

General and administrative expenses decreased by $186,000 or 49% from approximately $378,000 in second quarter of 2011 to $192,000 in same period of 2012. The decrease was due budget cut facing economic downturns.

Foreign Currency Translation

The Company’s reporting currency is the U.S. dollar. All sales are generated from U.S. and substantially all sales proceeds are settled in U.S. dollars.  Beside certain operation expenses incurred for its international sales offices the Company does not have significant foreign currency exposure.

Critical Accounting Policies

Inventory

Inventories are valued at the lower of cost (determined on a first-in, first-out basis) or market. Inventory consists of high tech nutritional supplements and skin-care products. Management reviews inventory on hand for estimated obsolescence or unmarketable items, as compared to future demand requirements and the shelf life of the various products. Based The Company records inventory write-downs when costs exceed expected net realizable value based on the reviews. The inventories’ shelf lives are approximately 3 years.

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Revenue Recognition

Revenue is recognized when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Freight and handling costs paid by the Company are included in selling expenses. The Company generally receives the net sales price in cash or through credit card payments when products are ordered. When the Company has sales events whereby the sales are non-returnable or non-refundable, the revenue is recognized when products are shipped. Advance payments from customers are deferred and revenue is recognized when products are shipped.

Our service revenue includes shipping and handling fees and members’ fees. Shipping and handling fee revenue is recognized when products have been delivered. Member fees are charged for members’ on-line account set up, assistance and education on our products. Member fees are deferred and recognized on a straight-line basis over an estimate average membership life of 3 years, which is based on historical membership experience. The Company has dropped the requirement for member fee since September of 2011.

All the Company sales from other countries are based in US currency. The methods of payments are the same. The Company also has bank accounts in Hong Kong dollars and Canadian dollars where the customers can wire money into.

Product returns are allowed for unopened products purchased under regular sales terms within 30 days. Allowances for product returns are provided at the time the sale is recorded using historic return rates for each country and the relevant return pattern. Historically the Company has a nearly zero return rate. Hence, the Company determined the allowance as of December 31, 2011 and 2010 are estimated at $0.

Basic and Diluted Earnings Per Share

Basic loss per share is computed using the weighted average number of common shares outstanding during each period. Diluted loss per share includes the dilutive effects of common stock equivalents on an “as if converted” basis. For 2011 and 2010, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

Securities Issued as Sales Incentives – Type A& Type B warrants

Type A Warrants

The Company sold Type A warrants to its members as incentive to increase sales and attract additional members. Net proceeds from Type A Warrants sold to members from inception through December 31, 2010 were $8,169,707. During 2011, a total of 18,000 Type A warrants were exercised for cash refunds totaling $22,950 and products of the Company for $7,200.

Type A warrants can be exercised for:

(1)	common shares of the Company at a ratio of 1:1 upon a going public event in the U.S.,
(2)	products of the Company at their retail prices, or
(3)	canceled membership and a refund in cash at 50% of face value.

When the Company achieves a going public event in the U.S., the holders can no longer exercise the warrants using options 2 or 3 above. Due to the cash redemption provision described above, Type A warrants has been determined to be classified as liability. The value of the Type A warrant liability was determined by calculating the maximum potential cash outlay if all warrant holders exercised using option 3 above. This amount was $7,675,208 and $7,701,757 as of December 31, 2011 and 2010, respectively. If members exercise their warrants for cash, the Company reduces the liability by the amount of cash paid. If members exercise their warrants for products, the Company recognizes revenue equal to the retail value of the related products once they have been delivered.

Type B Warrants

In 2010 and 2009, the Company issued 95,283 and 2,395,825 ‘Type B warrants’ as sales incentive compensation to members. Type B warrants entitle the holders to receive a common share upon a going public event in the U.S. as specified in the Warrant. No additional consideration for the common shares is required upon exercise. Type B Warrants cannot be exercised for products or redeemed for cash.  The fair value of Type B Warrants was determined by comparable sales of our common stock to members. The Company determined the comparable sales of stock are more reliable as the fair value of any goods or services received cannot be reliably measured. As of December 2011 and 2010, the Company has 2,491,108 Type B warrants outstanding.

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As of the date of this registration statement, all Type A and Type B Warrants have been exercised/converted in accordance with their terms and there are no Type A or Type B Warrants currently issued and outstanding.

Off-Balance Sheet Arrangements

The Company rents office, warehouse spaces for its main corporate office under non-cancellable lease agreement. It also rents sales offices overseas either under multiple-year lease agreement or on a month-to-month basis.  The aggregate lease commitment is as follows:

2012	$120,665
2013	105,600
2014	20,800
Total	$247,065

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s consolidated results of operations, financial position or cash flow.

Actions with respect to Internal Controls

In early 2011, as we began the audit process in preparation for our filing of the withdrawn registration statement, we discovered missing income, payroll, unemployment and franchise tax payments to various governmental agencies including the IRS, the California Employment Development Department, California Franchise Tax Board. We retained the firm of Cacciamatta Accountancy Corporation to do a forensic audit.

The audit disclosed that the third party we had hired to prepare our financial statements and tax returns and make these payments to the various governmental agencies, Tony Luu, had defrauded us of an aggregate of $835,144 during the period from commencement of his employment in 2008 until he was terminated in June 2011. He perpetrated the fraud by diverting all or part of the payments made by the Company to these agencies by various means, including failing to send checks the Company had written to these agencies and covering it up by falsifying bank reconciliations and having corresponding payments made to accounts under his control and by having checks written directly to him for reimbursement of amounts allegedly transmitted by him electronically to these agencies on behalf of the Company.

In order to remedy these material weaknesses in internal financial controls, we have instituted new internal financial control procedures as follows:

•	We have obtained our own payroll software to calculate payroll tax amount and balance to be deposit. The program itself is self updated with Intuit Quickbooks, which is always providing updates to prevent possible error in tax forms and amount calculation. This eliminates the possibility of creating reports that differs from what actually incurred.

•	Periodically when the payroll tax is due, the accounting department prepares for payment amount and paid directly through governmental agency websites through the Company’s account by the cashier. The actual payment amount is automatically recorded into Quickbooks through its payroll system. Actual payment receipts are printed and kept in the files. Monthly reconciliations of bank transactions are done independently by accounting department to match to our records in Quickbooks to ensure all transactions are accounted for properly in our system.

50

•	The Company no longer uses checks for payment unless it is for special payments. When checks are used for payments, the cashier who writes the check with review the payment with its supporting documents to ensure the payee and related payment items are legitimate without suspicious accounts and nature of payment before issuing the payment.

•	Separation of duties handling payments and bookkeeping: Accountant will review payments and sign off before requesting payments to the cashier. The cashier will issue payment upon reviewing detail of the invoice and signature of the accountant. Then the final document will be sent to accounting department for recording.

•	The Company also performs monthly bank reconciliation by the accounting department to ensure recorded payments matches to actual occurrence in the bank record.

•	Internal control over sales are implemented that sales order will only be processed if payment is separately confirmed and signed by accounting department or processed automatically by the customers. Shipping department will ship the goods based on actual sales order completed and signed. Monthly reconciliation of accountants is performed by accounting department to ensure recordings in the sales systems matches without differences caused by computer error, human error or fraud.

In July 2011 we filed a lawsuit against Mr. Luu and related entities to recover our losses from this fraud. In October 2011 we received a default judgment against Mr. Luu. However, we believe that Mr. Luu has fled the country and our ability to recover any funds on this judgment is uncertain.

DESCRIPTION OF PROPERTY

We rent the following properties:

U.S. Offices and warehouses

•	Address/Size:

9550 Flair Dr, #308,  El Monte, CA91731  ( 6000 sqft)

9550 Flair Dr.  #407, El Monte, CA91731  ( 2000 sqft)

3477 Fletcher Ave., Unit B, El Monte, CA91731( 2500sqft)

•	Name of Landlord: Mark Diamond
•	Term of Lease: #407 is month to month, #308 is Jan 2014, 3477 Fletcher Ave., Unit B expires in July 2014
•	Monthly Rental: #308-$6,800, #407-$2,250, 3477 Fletcher Ave., Unit B-$2,500

Foreign Offices and warehouses

•	Address/Size:

Unit 1104, 11/F, 9 Chong Yip Street, Kwun Tong, Kowloon, Hong Kong (1381 sqft)

•	Name of Landlord: Clifton Properties Limited and Kingsword Limited.
•	Term of Lease: Till July 2015
•	Monthly Rental: $2,700 USD approx

The aggregate future lease commitment is as follows:

2012	$120,665
2013	105,600
2014	20,800

Total	$247,065

51

We believe our current facilities, including warehousing facilities, are currently fully suitable and adequate for our business.

We do not intend to renovate, improve, or develop properties.  We are not subject to competitive conditions for property.  We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages.  Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From time to time the major shareholder and CEO of the Company either receives cash proceeds from product or warrant sales from the Company’s members on behalf of the Company, or makes purchases out of his personal bank account on behalf of the Company. Such business transactions would be recorded as due to or from shareholder. During 2011 and 2010, advances from shareholder are $129,280 and $1,769,307, respectively and payment to shareholder are $36,345 and $563,554 respectively. As of December 31, 2011 and 2010, the net balance due to shareholder amounted to $130,722 and $37,787, respectively.  This balance does not bear interest, is unsecured, and due on demand.

The Company has accounts payable due to related parties of $13,441 as of December 31, 2011.

In 2011, due to a shortage of cash, the Company borrowed money from certain related parties for operations. Total amount borrowed in 2011 amounted to $565,272. This balance does not bear interest, is unsecured, and due on demand.

During the six months ended June 30, 2012 and 2011, advances from shareholder are $70,160 and $110,405, respectively and payment to shareholder are $33,746 and $25,463, respectively. As of June 30, 2012 and December 31, 2011, the net balance due to shareholder amounted to $163,701 and $130,722, respectively. This balance does not bear interest, is unsecured, and due on demand.

The Company has accounts payable due to related parties of $8,889 and $13,441 as of June 30, 2012 and December 31, 2011, respectively.

During the six months ended June 30, 2012, a related party paid expenses of $18,090 on behalf of the Company. This payable balance does not bear interest, is unsecured, and due on demand.

Except for $6,000 of the $13,441 accounts payable which is our Director Mr. Zhang, the related party referred to above is our President and Director Mr. Wang.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained.  A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resale. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops.

Penny Stock Considerations

Our shares will be "penny stock shares," as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00.  Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

52

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

•	Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;
•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;
•	Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value, and information regarding the limited market in penny stocks; and
•	Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our Common Stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market.  These additional sales practices and disclosure requirements could impede the sale of our securities, if our securities become publicly traded.  In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities.  Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

Sales of our common stock under Rule 144.

We are registering 2,125,708 shares of common stock held by U.S. non-affiliate shareholders in the registration statement. All 131,492,720 shares of common stock held by affiliates and all 34,914,281shares of common stock held by non affiliates not registered in this registration statement are subject to the resale restrictions of Rule 144.

In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Holders

As of the date of this registration statement, we had approximately 3,572 shareholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future.  We plan to retain any future earnings for use in our business.  Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows for the fiscal years ended December 31, 2011 and December 31, 2010 compensation awarded or paid to, or earned by, the Company’s sole executive officer.

53

Name and principal position	Year	Salary	Bonus	Stock Awards	Option awards	Nonequity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation	Total
		$	$	$	$	$	$	$	$
	(a)

Ding Hua Wang,	2010	360,000	0	0	0	0	0	0	360,000
President and CEO	2011	180,000		321,912					501,912

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information for our executive officers concerning unexercised options, stock that has not vested, and equity incentive plan awards as of December 31, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END DECEMBER 31, 2011
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ding Hua Wang	0	0	0	0	0	0	0	0	0

Long-Term Incentive Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers, except that our directors and executive officers may receive stock options at the discretion of our Board of Directors. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our Board of Directors.

As of the date of this information statement, we have no compensatory plan or arrangement with respect to any officer that results or will result in the payment of compensation in any form from the resignation, retirement or any other termination of employment of such officer’s employment with our company, from a change in control of our company or a change in such officer’s responsibilities following a change in control.

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Director Compensation

Director Compensation for 2011

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Ding Hua Wang [1]	0	0	0	0	0	0	0
Xun Zhang	0	0	0	0	0	0	0
Pooi Lam Shun	0	0	0	0	0	0	0

[1] Does not include compensation received as Executive Officer.

We reimburse our directors for expenses incurred in connection with attending board meetings.

We have no other formal plan for compensating our directors for their service in their capacity as directors.

Employment Agreements

We have no written or oral agreement or understanding with Mr. Wang concerning his compensation in 2011 or thereafter.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
DISCLOSURE

There have been no disagreements regarding accounting and financial disclosure matters with our independent certified public accountants.

55

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

E-World USA Holding, Inc.

El Monte, California

We have audited the accompanying balance sheets of E-World USA Holding, Inc. (the “Company”) as of December 31, 2011 and 2010, the related statements of operations, stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the accompanying financial statements of the Company present fairly, in all material respects, its financial position as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company suffered losses from operations and has a working capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 13 to the financial statements, errors were discovered by management in the 2010 financial statements. Accordingly, the 2010 financial statements have been restated to correct these errors.

/s/ MaloneBailey, LLP

MaloneBailey, LLP

Houston, Texas

September 10, 2012 except for Note 14, as to which the date is November 9, 2012

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E-WORLD USA HOLDING, INC.

BALANCE SHEETS

As of December 31, 2011 and 2010

		(Restated)
	2011	2010
ASSETS

Current assets:
Cash and cash equivalents	$32,635	$132,494
Accounts receivable, net	448	-
Inventory, net	248,058	640,304
Prepaid expenses	21,811	157,193
Refundable income taxes	323,973	309,070
Total current assets	626,925	1,239,061

Property and equipment, net	68,733	116,118
Deposits and other assets	20,011	23,305
Total Assets	$715,669	$1,378,484

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$904,084	$717,334
Accounts payable - related party	13,441	-
Deferred revenue	1,294,462	1,852,486
Due to shareholder	130,722	37,787
Advances from related parties	565,272	-
Short term debt	90,000	-
Type A warrant liabilities	7,675,208	7,701,757
Total current liabilities	10,673,189	10,309,364
Total liabilities	10,673,189	10,309,364

Stockholders' deficit
Common stock, $0.001 par value, 200,000,000 shares authorized, 138,487,356 and 89,990,213 issued and outstanding, respectively	138,488	89,990
Additional paid-in capital	4,399,498	4,108,512
Accumulated deficit	(14,495,506)	(13,129,382)
Total shareholders' deficit	(9,957,520)	(8,930,880)
Total liabilities and shareholders' deficit	$715,669	$1,378,484

The accompanying notes are an integral part of these audited financial statements

F-1

E-WORLD USA HOLDING, INC.

INCOME STATEMENTS

For the years ended December 31, 2011 and 2010

		(Restated)
	2011	2010
Revenue
Product sales	$1,566,417	$2,805,550
Service revenue	98,287	235,862

Total revenues	1,664,704	3,041,412

Cost of sales, net	538,618	622,736

Gross profit	1,126,086	2,418,676

Operating expenses
Selling expenses	634,888	2,079,142
Depreciation expense	55,643	54,438
Embezzlement expense	42,204	440,159
General and administrative expenses	1,774,378	2,505,528

Total operating expenses	2,507,113	5,079,267

Loss from operations	(1,381,027)	(2,660,591)

Other income (expenses)
Other income (expenses)	14,903	-

Net loss	$(1,366,124)	$(2,660,591)

Basic and diluted loss per share	$(0.01)	$(0.03)
Basic and diluted weighted average common shares outstanding	133,837,521	90,196,231

The accompanying notes are an integral part of these audited financial statements

F-2

E-WORLD USA HOLDING, INC.

STATEMENTS OF SHAREHOLDERS' DEFICIT

	Common Stock		Additional
	Number of		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2009 (Restated)	90,196,213	$90,196	$4,163,665	$(10,468,791)	$(6,214,930)

Shares issued for cash	6,008	6	2,998	-	3,004
Shares cancelled and cash refunded	(212,008)	(212)	(105,792)	-	(106,004)
Type B warrants issued for services	-		47,641	-	47,641
Net loss	-		-	(2,660,591)	(2,660,591)

Balance, December 31, 2010 (Restated)	89,990,213	$89,990	$4,108,512	$(13,129,382)	$(8,930,880)

Shares issued for services	48,497,780	48,498	290,986	-	339,484
Net loss	-	-	-	(1,366,124)	(1,366,124)

Balance, December 31, 2011	138,487,993	$138,488	$4,399,498	$(14,495,506)	$(9,957,520)

The accompanying notes are an integral part of these audited financial statements

F-3

E-WORLD USA HOLDING, INC.

STATEMENTS OF CASH FLOWS

For the years ended December 31, 2011 and 2010

		(Restated)
	2011	2010
Cash Flows from Operating Activities:
Net loss	$(1,366,124)	$(2,660,591)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	55,643	54,438
Type B warrants issued for services	-	47,641
Stock based compensation	339,484	-
Inventory valuation reserve	270,214
(Increase) decrease in assets:
Accounts receivable	(448)	-
Inventory	122,032	275,731
Prepayments and other current assets	135,382	62,807
Refundable income taxes	(14,903)	(249,616)
Deposits and other assets	3,294	(19,504)
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	186,750	(53,988)
Accounts payable - related party	13,441	-
Warrant liabilities	(26,549)	456,974
Deferred revenue	(558,024)	(587,512)
Net Cash Used in Operating Activities	(839,808)	(2,673,620)

Cash Flows from Investing Activities:
Purchase of property and equipment	(8,258)	-

Cash Flows from Financing Activities:
Advances from shareholder	129,280	1,769,307
Payments to shareholder	(36,345)	(563,554)
Advances from related parties	565,272	-
Proceeds from issuance of debt	90,000	-
Shares issued for cash	-	3,004
Repurchase of common stock sold	-	(106,004)

Net Cash Provided by Financing Activities	748,207	1,102,753
Net Increase (Decrease) in Cash	(99,859)	(1,570,867)
Cash, beginning of year	132,494	1,703,361
Cash, end of year	$32,635	$132,494

Supplemental Disclosure of cash flow information:
Cash paid during the year for:
Interest	-	-
Income taxes	-	$253,651

The accompanying notes are an integral part of these audited financial statements

F-4

E-WORLD USA HOLDING, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1 - Organization

E-World USA Holding, Inc. (the "Company"), a Nevada corporation, was formed February 4, 2011. Its predecessor, with the same name was a California company incorporated in 2007. In April 2011, E-World USA Holding, Inc., a California corporation entered into a merger agreement with its wholly-owned subsidiary, E-World USA Holding, Inc., a Nevada corporation which was the survivor of the merger. Under the Merger Agreement, the Company issued 90,000,000 shares of its common stock on a one share for one share basis for each share of E-World USA Holding, Inc., a California corporation, common stock issued and outstanding at the date of the merger. In addition, the Company issued the Type A Warrants and Type B Warrants in exchange for comparable Warrants issued and outstanding of E-World USA Holding, Inc., a California corporation, at the date of the merger.

The Company is an international network marketing company that sells nutritional supplement and skin care products through a network of active members who live in Singapore, Canada, and China. The Company maintains its offices and main warehouse in California and has warehouse in Hong Kong.

Note 2 - Going Concern

There is substantial doubt about our ability to continue as a going concern as a result of our lack of significant revenues and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations. Our financial statements do not include adjustments that might result from the outcome of this uncertainty.

Management is trying to alleviate the going concern by:

•	increasing marketing efforts in existing sales territories and identifying new sales territories to generate sales revenues.
•	securing various financing resources, including but not limiting to borrowing from major shareholders, raise funds through future public offering.
•	promoting new products.

Note 3 - Summary of Significant Accounting Policies

Foreign Currency

The Company’s reporting and functional currency is the U.S. dollar. Substantially all sales are settled in U.S. dollars.  Beside certain operation expenses incurred for its international warehouses the Company does not have significant foreign currency exposure.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

F-5

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Cash and cash equivalents are comprised primarily of money market accounts and foreign and domestic bank accounts. To reduce its credit risk, the Company monitors the credit standing of the financial institutions that hold the Company’s cash and cash equivalents.

Inventory

Inventories are valued at the lower of cost (determined on a first-in, first-out basis) or market. Inventory consists of high tech nutritional and skin-care products. Management reviews inventory on hand for estimated obsolescence or unmarketable items, as compared to future demand requirements and the shelf life of the various products. Based on the review, the Company records inventory write-downs when costs exceed expected net realizable value. The inventories’ shelf lives are approximately 3 years.

Property and Equipment

Property and equipment are stated at cost. Upon disposition, the cost and related accumulated depreciation or amortization is removed from the books, and any resulting gain or loss is included in operations. The Company provides for depreciation and amortization using straight-line methods over the estimated useful lives of various classes as follow:

Computer and software	3 to 5 years
Furniture and fixtures	5 to 10 years
Vehicles	5 to 7 years
Leasehold improvement	over expected lease term

Repair and maintenance is charged to operations when incurred while betterments and renewals are capitalized.

Impairment of Long-Lived Assets

Long-lived assets are reviewed periodically for impairment, based on undiscounted cash flows, whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Measurement of an impairment loss is based on the estimated fair value of the asset. In 2011 and 2010 the Company has no impairment issues for Long-Lived Assets.

F-6

Fair Value of Financial Instruments

ASC Topic 825 requires that the Company discloses estimated fair values of financial instruments. The Company has estimated the fair value of its financial instruments using the following methods and assumptions:

•	The current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value due to the short-term maturity of these instruments

Stock-based Compensation

The Company accounts for equity instruments issued in exchange for the receipts of goods or service from other than employees in accordance with Accounting Standards Codification Topic 718 and the conclusions reached by ASC Topic 505. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of performance commitment or completion of performance by the provider of goods or service as defined by ASC Topic 505.

Revenue Recognition

The Company recognizes revenue when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Freight and handling costs paid by the Company are included in selling, general and administrative expenses. The Company generally receives the net sales price in cash or through credit card payments when products are ordered. When the Company has sales events whereby the sales are non-returnable or non-refundable, the revenue is recognized when products are shipped. Advance payments from customers are deferred and revenue is recognized when products are shipped. Deferred revenue for customer deposits as of December 31, 2011 and 2010 was $260,942 and $309,082, respectively.

Our service revenue includes shipping and handling fees and members’ fees. Shipping and handling fee revenue is recognized when products have been delivered. Member fees are charged for members’ on-line account set up, assistance and education on our products. Member fees are deferred and recognized on a straight-line basis over an estimate average membership life of 3 years, which is based on historical membership experience. The Company has dropped the requirement for member fee since September of 2011. Deferred revenue for member fees as of December 31, 2011 and 2010 was $1,033,520 and $1,543,404, respectively.

All the Company sales from other countries are based in US currency. The methods of payments are the same. The Company also has bank accounts in Hong Kong dollars and Chinese RMB where the customers can wire money into.

Product returns are allowed for unopened products purchased under regular sales terms within 30 days. Allowances for product returns are provided at the time the sale is recorded using historic return rates for each country and the relevant return pattern. Historically the Company has a nearly zero return rate. Hence, the allowance as of December 31, 2011 and 2010 are estimated at $0.

F-7

Sales segment information

	2011	2010

China	37.1%	45.2%

Singapore	45.4%	30.6%

Canada	6.7%	8.1%

Others	10.8%	16.1%

Shipping and Handling Expenses

Actual shipping and handling cost incurred by the Company are $95,727 and $130,771 for year ended December 31, 2011 and 2010, respectively, and are included in selling expense in the statement of operations.

Bonus Expense

A Company member may earn a bonus based on retail sales volume of certain other members of the independent sales force who are sponsored by the member. Bonus expenses derived from product sales transactions are recorded when the products are shipped and revenue is recognized. Bonus related to warrant or common stocks sales are expensed as incurred.

Operating Leases

The Company leases all of its physical properties under operating leases. Certain lease agreements generally include rent holidays and tenant improvement allowances. The Company recognizes rent holiday periods on a straight-line basis over the lease term beginning when the Company has the right to the leased space. The Company also records tenant improvement allowances and rent holidays as deferred rent liabilities and amortizes the deferred rent over the terms of the lease to rent.

Income Taxes

The Company utilizes ASC Topic 740, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

F-8

Basic and Diluted Earnings Per Share

Basic loss per share is computed using the weighted average number of common shares outstanding during each period. Diluted loss per share includes the dilutive effects of common stock equivalents on an “as if converted” basis. For 2011 and 2010, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions, but several of its bank accounts exceed the federally insured limit from time to time.  At December 31, 2010, the cash balance of the Company consisted of $3,297 denominated in Canadian dollars, $20,506 in Hong Kong dollars, and $37,912 in Chinese RMB. At December 31, 2011, the cash balance of the Company consisted of $1,679 denominated in Canadian dollars, $1,064 in Hong Kong dollars, and $10,470 in Chinese RMB. Cash balance in Canada is insured by CDIC, in Hong Kong is insured by Hong Kong Deposit Protection Board. The balance in China is not insured.

The Company requires pre-payments for its sales, which eliminates the exposure to credit risks arising from its customers or members.

During 2011, one supplier accounted for approximately 71% of product purchases. During 2010, one supplier accounted for approximately 75% of product purchases.

New Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s consolidated results of operations, financial position or cash flow.

Note 4 – Securities Issued as Sales Incentives – Type A & Type B warrants

Type A Warrants

As an incentive to increase sales and bring in additional members the Company has sold Type A warrants to its members. Net proceeds from Type A Warrants sold to members from inception through December 31, 2010 were $8,169,707. During 2011, a total of 18,000 Type A warrants were exercised for cash refunds totaling $22,950 and products of the Company for $7,200.

F-9

Type A warrants can be exercised for:

(1)	common shares of the Company at a ratio of 1:1 upon a going public event in the U.S.,
(2)	products of the Company at their retail prices, or
(3)	canceled membership and a refund in cash at 75% of face value.

If the Company achieves a going public event in the U.S., the holders can no longer exercise the warrants using options 2 or 3 above. Due to the cash redemption provision described above, the Company determined that the Type A warrants should be classified as a liability. The value of the Type A warrant liability was determined by calculating the maximum potential cash outlay if all warrant holders exercised using option 3 above. This amount was $7,675,208 and $7,701,757 as of December 31, 2011 and 2010, respectively. If members exercise their warrants for cash, the Company reduces the liability by the amount of cash paid. If members exercise their warrants for products, the Company recognizes revenue equal to the retail value of the related products once they have been delivered.

The following table summarizes Type A warrant activity for the years ended December 31, 2011 and 2010:

Type A Warrants	Shares	Value
December 31, 2009	24,058,388	$7,244,782
Granted	224,900	501,975
Redeemed	(116,000)	(45,000)
December 31, 2010	24,167,288	7,701,757
Redeemed	(18,000)	(26,549)
December 31, 2011	24,149,288	$7,675,208

Type B Warrants

In 2010 and 2009, the Company issued 95,283 and 2,395,825 ‘Type B warrants’ as sales incentive compensation to members. Type B warrants entitle the holders to receive a total of 2,491,108 common shares upon a going public event in the U.S. as specified in the Warrant. No additional consideration for the common shares is required upon exercise. Type B Warrants are neither exercisable for products nor redeemable for cash.  The fair value of Type B Warrants was determined by comparable sales of our common stock to members.  Therefore, the Type B Warrants issued in 2010 were valued at $47,641. The Company determined the comparable sales of stock are more reliable as the fair value of any goods or services received cannot be reliably measured. As of December 2011 and 2010, the Company has 2,491,108 Type B warrants outstanding.

F-10

Note 5 - Inventory

Inventories consist primarily of finished goods available for resale and can be categorized as at:

	Dec. 31, 2011	Dec. 31, 2010
Nutrition supplements	$208,272	$314,944
Skin-care products	310,000	325,360
Less: inventory reserve	(270,214)	-
Inventories, net	$248,058	$640,304

During the year ended December 31, 2011, the Company performed an analysis of its inventory. Due to slow inventory movement and upcoming product expiration dates, the Company determined that an inventory reserve of $270,214 was appropriate.

Note 6 - Property and Equipment

Property and equipment consist of following as at December 31, 2011 and 2010:

	2011	2010
Computer equipment and software	$86,676	$81,150
Furniture and fixture	21,198	19,999
Automobiles	166,154	166,154
Leasehold improvement	40,053	38,520
	314,081	305,823
Accumulated depreciation	(245,348)	(189,705)
Property and equipment, net	$68,733	$116,118

Depreciation expenses incurred amounted to $55,643 and $54,438 for 2011 and 2010, respectively.

Note 7 - Stockholders’ Equity

Common Stock

In April 2011, the Company entered into a merger agreement with E-World USA Holding, Inc., a California corporation. Under the Merger Agreement, the Company issued 90,000,000 shares of its common stock on a one share for one share basis for each share of E-World USA Holding, Inc., a California corporation, common stock issued and outstanding at the date of the merger. In addition, the Company issued the Type A Warrants and Type B Warrants in exchange for comparable Warrants issued and outstanding of E-World USA Holding, Inc., a California corporation, at the date of the merger.

The Company issued 6,008 common shares in 2010 for cash proceeds of $3,004. The Company allowed various members to cancel their previous common stock purchases and refunded $0 and $106,004 in 2011 and 2010, respectively.

The Company has 138,487,993 shares issued and outstanding. The Company issued 6,008 common shares in 2010 for cash proceeds of $3,004.  The Company allowed various members to cancel their previous common stock purchases and refunded $0 and $106,004 in 2011 and 2010, respectively.

In February of 2011, the Company issued 45,987,483 shares to the majority owner.  The Company also issued 2,510,297 shares to two service providers. These shares are valued at $.007 per share and total stock based compensation expense is $339,484. The Company engaged a third party valuation specialist to estimate the fair value of the shares issued. For purposes of the estimate, fair value is the price, in terms of cash or equivalent, that a buyer could reasonably be expected to pay, and a seller could reasonably be expected to accept, if the business were exposed for sale on the open market for a reasonable period of time, with both buyer and seller being in possession of the pertinent facts and neither being under any compulsion to act. The fair value of the shares was determined by first calculating an enterprise value of the Company, and then deriving the fair value of a common share by dividing the enterprise value by the number of common shares outstanding. In order to determine the enterprise value, the valuation specialist used a weighted average of three valuation approaches. The valuation approaches and weights assigned to each are as of February 28, 2011 are as follows:

F-11

	Weight	Value
Enterprise Value
Discounted Cash Flows	37.50%	$337,710
Discounted Market Multiples	37.50%	400,500
Price to Revenue Multiple	25.00%	277,805
Total Equity Value		1,016,015

Fully Diluted Common Shares on Valuation Date		138,468,804
Price Per Common Share		$0.007

o	Under the Discounted Cash Flow method, financial projections were prepared as of the valuation date based on a financial model and business plan prepared by management. Discounts were applied to these methods that considered the early stage of the Company.

o	Under the Discounted Market Multiples method, the enterprise value is based on a group of comparable companies (industry comparables) and their representative multiples.

o	Under the Price to Revenue Multiple method, the enterprise value compares the Company to comparable businesses on current measures and discounted future measures basis.

As of December 31, 2011, the Company had authorized shares of common stock of 200,000,000 with 138,487,356 shares issued and outstanding.

Note 8 - Income taxes

The Company uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. During 2011 and 2010, The Company incurred net losses and, therefore, has no income tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $5,300,000 at December 31, 2011, and will expire in the years 2027 - 2030.

Deferred tax assets consisted of the following:

	2011	2010
Net operating losses	$1,900,000	$1,600,000
Valuation allowance	(1,900,000)	(1,600,000)
Net	$-	$-

F-12

The Company has refundable federal and state income tax deposits of $323,973 and $309,070 as of December 31, 2011 and 2010, respectively. Our original tax estimate for tax years 2007, 2008 and 2009 was made based on cash proceeds received and disbursement made during the years by a tax preparer who did not have adequate accounting and tax knowledge. A large amount of tax liability was estimated and payments made according to this error. The Company has amended and filed the 2007, 2008 and 2009 tax returns based on the adjusted GAAP basis financial statements.

Note 9 - Related Party Transactions

From time to time the major shareholder and CEO of the Company either receives cash proceeds from product or warrant sales from the Company’s members on behalf of the Company, or makes purchases out of his personal bank account on behalf of the Company. Such business transactions would be recorded as due to or from shareholder. During 2011 and 2010, advances from shareholder are $129,280 and $1,769,307, respectively and payment to shareholder are $36,345 and $563,554 respectively. As of December 31, 2011 and 2010, the net balance due to shareholder amounted to $130,722 and $37,787, respectively.  This balance does not bear interest, is unsecured, and due on demand.

The Company has accounts payable due to related parties of $13,441 as of December 31, 2011.

In 2011, due to a shortage of cash, the Company borrowed money from certain related parties for operations. Total amount borrowed in 2011 amounted to $565,272. This balance does not bear interest, is unsecured, and due on demand.

Note 10 - Commitments

Operating lease

The Company rents office, warehouse spaces for its main corporate office under non-cancellable lease agreement. It also rents sales offices overseas either under multiple-year lease agreements or on a month-to-month basis.  The aggregate lease commitment is as follows:

2012	$120,665
2013	105,600
2014	20,800
Total	$247,065

The Company incurred rent expense of $156,832 and $146,858 for 2011 and 2010, respectively.

F-13

Note 11 – Short Term Debt

During 2011, the Company borrowed $90,000 from third parties. The notes did not bear interest, are unsecured and are due on demand.

Note 12 – Employee Theft

In June 2011, the Company discovered a large portion of income and payroll tax payments were embezzled and not properly paid. The Company recorded $42,204 and $440,159 for the years 2011 and 2010, respectively, as embezzlement expense in the income statement.

Note 13 - Restatement

During 2011, management discovered several errors in its previously issued financial statements for the year ended December 31, 2010.  The following tables and footnotes summarize the errors and adjustments made:

F-14

	Previously Reported		Restated
	2010	Adjustment	2010
ASSETS

Current assets:
Cash and cash equivalent	137,553	(5,059)[a]	132,494
Inventory, net	640,304	-	640,304
Prepaid expenses	160,193	(3,000)[a]	157,193
Refundable income taxes	517,359	(208,289)[b]	309,070

Total current assets	1,455,409		1,239,061

Property and equipment, net	185,498	(69,380)[a]	116,118
Deposits and other assets	23,305	-	23,305

Total Assets	1,664,212		1,378,484

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	109,944	607,390 [b]	717,334
Deferred revenue	10,548,505	(8,696,019)[c]	1,852,486
Due to shareholder	156,987	(119,200)[a]	37,787
Type A warrant liabilities	-	7,701,757 [d]	7,701,757

Total current liabilities	10,815,436		10,309,364

Total liabilities	10,815,436		10,309,364

Stockholders' deficit
Common stock, no par shares authorized, 138,487,356 and 89,990,213 issued and outstanding, respectively	2,964,391	(2,874,401)[e]	89,990
Additional paid-in capital	-	4,108,512 [e]	4,108,512
Accumulated deficit	(12,115,615)	(1,013,767)[f]	(13,129,382)

Total sahreholders' deficit	(9,151,224)		(8,930,880)

Total liabilities and shareholders' deficit	1,664,212		1,378,484

2010 Balance sheet

[a] Reduction of cash of $5,059, prepaid expenses of $3,000, property and equipment of $69,380 and due to shareholder of $119,200 was due to deconsolidation of Ansheng. The Company does not have a controlling ownership interest in Ansheng. Further, the Company does not have (1) the power to direct the activities (2) the obligation to absorb losses or (3) the right to receive expected residual returns of Ansheng. Because of these factors, Ansheng should not be consolidated by the Company.

F-15

[b] Reduction of refundable income taxes of $208,289 and the increase of accounts payable and accrued expenses of $607,390 was due to embezzlement of income tax and payroll tax paid on our tax accounts. The Company has amended and filed the 2007, 2008 and 2009 tax returns based on the adjusted US GAAP basis financial statements. See Note 12 for additional information on the embezzlement expense.

[c] The decrease of deferred revenue was due to decrease of $8,169,707 for reclassification of Type A warrant liabilities for separate disclosure, decrease of $150,714 to reverse an erroneously double booked adjustment to cost of goods sold , increase of $105,676 due to deferral of membership service fees over the estimated membership length, and decrease of $481,274 due to revenue recognized due to shipment of inventories that was previously unrecorded.

[d] The increase of type A warrant liabilities was due to re-class of $8,169,707 from deferred revenue for separate disclosure and an adjustment to decrease the Type A warrant liability of $467,950 to reflect the correct cash redemption liability,

[e] The increase of common stock was due to reclassification of Type B Warrants and related bonus expense from retained earnings in the amount of $1,244,654 and a decrease of $8,643 due to deconsolidation of Ansheng and $1,900 from eliminating investment in New World with New World’s common stock. Additionally, in connection with the Company’s change in state of incorporation from California to Nevada described in Note 1, the Company also established a par value for its common stock of $0.01. As a result, $4,108,512 was reclassified from common stock to additional paid-in capital to reflect the new equity structure.

[f] The increase in accumulated deficit reflects impacts of the adjustments to the income statement noted below, as well as an adjustment to the opening balance to reflect changes to the Type A warrant liability described in [d].

F-16

	Previously Reported			Restated
	2010	Adjustment		2010
Revenue
Product sales	2,724,174	81,376	[g]	2,805,550
Service revenue	154,993	80,869	[h]	235,862

Total revenues	2,879,167			3,041,412

Cost of sales, net	508,418	114,318	[i]	622,736

Gross profit	2,370,749			2,418,676

Operating expenses
Selling expenses	-	2,079,142	[j]	2,079,142
Depreciation expenses	127,518	(73,080)[k]		54,438
General and administrative expenses	4,434,586	(1,929,058)[l]		2,505,528
Embezzlement expense	-	440,159	[m]	440,159
Impairment expenses	66,145	(66,145)[n]		-

Total operating expenses	4,628,249			5,079,267

Loss from operations	(2,257,500)			(2,660,591)

Net loss	(2,257,500)			(2,660,591)

2010 Income statement

[g] Product sales increased $81,376 due to recognition of revenue from shipment of inventory that was previously unrecorded.

[h] Service revenue increased by $80,869 due to recognition of $36,740 in deferred membership service fee and $44,129 increase from classification of other income from general and administrative expenses.

[i] Cost of goods sold increased by $114,318 due to increase of $45,032 from deconsolidation of Ansheng, $220,000 increase to adjust cost of goods sold that was erroneously booked in 2009, and $150,714 decrease from erroneously double booked adjustment.

[j] Selling expenses increased by $2,079,142 due to reclassification of from $2,031,501 General and administrative expenses and recognition of $47,641 expense from issuance of Type B Warrants.

F-17

[k] Depreciation expenses decreased by $73,080 due to reclassification of $55,031 to general and administrative expenses, and $18,049 decrease from deconsolidation of Ansheng.

[l] General and administrative expenses decreased $1,929,058 due to the net effect of a $98,567 decrease from deconsolidation of Ansheng, $2,031,501 decrease from reclassification to selling expenses, $66,145 increase from reclassification of impairment expense to general and administrative expenses, $6,100 decrease to adjust prior year retained deficit, $44,129 increase from reclassification to service revenue, $41,805 increase for type A warrant liability expense of to reflect the correct cash redemption liability and $55,031increase from reclassification from depreciation expenses.

[m] Embezzlement expense increased by $440,159 was due to embezzlement of income tax and payroll tax paid on our tax accounts. The Company has amended and filed the 2007, 2008 and 2009 tax returns based on the adjusted US GAAP basis financial statements. See Note 12 for additional information on the embezzlement expense.

[n] Impairment expenses decreased by $66,145 due to reclassification to general and administrative expenses

Note 14 – Subsequent events

Commencing September 15, 2012, and continuing for a 30-day period until October 15, 2012, the Company, by means of an Information Statement provided to holders of Type A Warrants, required that holders of Type A Warrants make a conversion election as specified when the Type A Warrants were issued. In October 2012, all Type A Warrants were converted. As a result, Holders of the Type A Warrants received the following:

•	34 US and 152 Non-US citizens or residents received an aggregate cash refund of $477,540.
•	No US and 6 Non-US citizens or residents received an aggregate of additional products with retail price of $9,900.
•	460 US and 2,928 Non-US citizens or residents received an aggregate of 23,216,208 shares of our common stock.

All Type B Warrants were exercised resulting in 63 US and 601 Non-US citizens or residents receiving an aggregate of 2,485,708 shares of our common stock.

Between September 15, 2012 and October 15th, 2012, we sold 900,000 shares to 1 U.S. residents and 1 non-US residents for aggregate consideration of 90,000 or $0.10 per share.

Between September 15, 2012 and October 15th, 2012 we issued 3,441,000 shares to 2 U.S. residents and 7 non-US residents as bonus for selling services for aggregate consideration of $344,100 or $0.10 per share.

F-18

E-WORLD USA HOLDING, INC.

BALANCE SHEETS

As of June 30, 2012 and December 31, 2011

(Unaudited)

	6/30/2012	12/31/2011
ASSETS
Current assets:
Cash and cash equivalents	$15,768	$32,635
Accounts receivable, net	24,074	448
Inventory, net	215,408	248,058
Prepaid expenses	66,287	21,811
Refundable income taxes	-	323,973
Total current assets	321,537	626,925

Property and equipment, net	222,117	68,733
Deposits and other assets	15,621	20,011
Total Assets	559,275	715,669

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	850,625	904,084
Accounts payable - related party	8,889	13,441
Deferred revenue	1,126,873	1,294,462
Due to shareholder	163,701	130,722
Advances from related parties	583,362	565,272
Short term debt	115,666	90,000
Type A warrant liabilities	7,657,623	7,675,208
Total current liabilities	10,506,739	10,673,189

Long term debt	116,011	-
Total liabilities	10,622,750	10,673,189

Stockholders' deficit
Common stock, $0.001 par value, 200,000,000 shares authorized, 138,487,993 issued and outstanding	138,488	138,488
Additional paid-in capital	4,399,498	4,399,498
Accumulated deficit	(14,601,461)	(14,495,506)
Total shareholders' deficit	(10,063,475)	(9,957,520)

Total liabilities and shareholders' deficit	$559,275	$715,669

The accompanying notes are an integral part of these unaudited financial statements

F-19

E-WORLD USA HOLDING, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	6/30/2012	6/30/2011	6/30/2012	6/30/2011
Revenue
Product sales	$362,301	$500,078	$694,252	$890,900
Service revenue	12,695	28,602	30,049	59,863

Total revenues	374,996	528,680	724,301	950,763

Cost of sales, net	36,490	57,797	89,869	147,868

Gross profit	338,506	470,883	634,432	802,895

Operating expenses
Selling expenses	45,563	221,203	281,839	487,716
Depreciation expense	13,920	13,887	28,036	27,561
Embezzlement expense	-	31,350	-	31,350
General and administrative expenses	192,025	377,994	430,512	1,200,174

Total operating expenses	251,508	644,434	740,387	1,746,801

Net income (loss)	$86,998	$(173,551)	$(105,955)	$(943,906)

Basic and diluted loss per share	$0.00	$(0.00)	$(0.00)	$(0.01)
Basic and diluted weighted average common shares outstanding	138,487,993	138,487,993	138,487,993	129,109,969

The accompanying notes are an integral part of these unaudited financial statements

F-20

E-WORLD USA HOLDING, INC.

STATEMENTS OF CASH FLOWS

For the six months ended June 30, 2012 and 2011

(Unaudited)

	6/30/2012	6/30/2011
Cash Flows from Operating Activities:
Net loss	$(105,955)	$(943,906)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	28,036	27,561
Gain on disposal of fixed assets	(36,615)	-
Stock based compensation	-	339,484
(Increase) decrease in assets:
Accounts receivable	(29,844)	-
Inventory	32,650	(24,222)
Prepayments and other current assets	(44,476)	100,938
Refundable income taxes	323,973	-
Deposits and other assets	4,390	894
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	(32,586)	310,151
Accounts payable - related party	(4,552)	3,366
Warrant liabilities	(17,585)	(26,549)
Deferred revenue	(167,589)	(120,026)
Net Cash Used in Operating Activities	(50,153)	(332,309)

Cash Flows from Investing Activities:
Purchase of property and equipment	(3,128)	(4,097)

Cash Flows from Financing Activities:
Proceeds from issuance of short term debt	-	90,000
Advances from shareholder	70,160	110,405
Payments to shareholder	(33,746)	(25,463)
Advances from related parties	-	86,000
Net Cash Provided by Financing Activities	36,414	260,942

Net Increase (Decrease) in Cash	(16,867)	(75,464)
Cash, beginning of period	32,635	132,494
Cash, end of period	$15,768	$57,030

Supplemental Disclosure of cash flow information:
Cash paid during the year for:
Interest	$-	$-
Income taxes	$-	$-

Non-Cash Investing and Financing Activities:
Fixed asset purchase on loan	$141,677	$-
Advances from shareholder paid by customer	$6,218	$-
Company expense paid by related parties	$20,873	$-
Fixed asset purchase on related party accounts payable	$-	$916

The accompanying notes are an integral part of these unaudited financial statements

F-21

E-WORLD USA HOLDING, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation

The accompanying unaudited interim financial statements of E-World USA Holding, Inc., (the "Company") have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's most recent Annual Financial Statements filed with the SEC. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim period presented have been reflected herein. The results of operations for the interim period are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosures contained in the audited financial statements for the most recent fiscal period have been omitted.

Note 2 – Going Concern

There is substantial doubt about our ability to continue as a going concern as a result of our lack of significant revenues and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations. Our financial statements do not include adjustments that might result from the outcome of this uncertainty.

Management is trying to alleviate the going concern by:

•	increasing marketing efforts in existing sales territories and identifying new sales territories to generate sales revenues.
•	securing various financing resources, including but not limiting to borrowing from major shareholders, raise funds through future public offering.
•	promoting new products.

Note 3 – Long term debt

In June 2012 the Company purchased a new vehicle by trading in the old vehicle with a loan on the purchase. The vehicle was purchased for $179,677. Loan borrowed was $141,677, with interest of 4.84% to be repaid over 60 even payments of $2,663.

F-22

Note 4 – Related Party Transactions

From time to time the major shareholder and CEO of the Company either receives cash proceeds from product or warrant sales from the Company’s members on behalf of the Company, or makes purchases out of his personal bank account on behalf of the Company. Such business transactions would be recorded as due to or from shareholder. During the six months ended June 30, 2012 and 2011, cash advances from shareholder are $70,160 and $110,405, respectively and payment to shareholder are $33,746 and $25,463, respectively. In addition, during the six months ended June 30, 2012, the CEO of the Company paid $2,783 expense on behalf of the Company. In the meantime, the CEO of the Company received $6,218 cash proceeds in his personal bank account directly from product sales during the six months ended June 30, 2012. As of June 30, 2012 and December 31, 2011, the balance due to shareholder amounted to $163,701 and $130,722, respectively. This balance does not bear interest, is unsecured, and due on demand.

The Company has accounts payable due to related parties of $8,889 and $13,441 as of June 30, 2012 and December 31, 2011, respectively.

During the six months ended June 30, 2012, certain related parties paid $18,090 expenses on behalf of the company. This balance does not bear interest, is unsecured, and due on demand.

During the six months ended June 30, 2011, certain related parties lent the company $86,000 for operation uses. This balance does not bear interest, is unsecured, and due on demand.

Note 5 – Subsequent events

Commencing September 15, 2012, and continuing for a 30-day period until October 15, 2012, the Company, by means of an Information Statement provided to holders of Type A Warrants, required that holders of Type A Warrants make a conversion election as specified when the Type A Warrants were issued. In October 2012, all Type A Warrants were converted. As a result, Holders of the Type A Warrants received the following:

•	34 US and 152 Non-US citizens or residents received an aggregate cash refund of $477,540.
•	No US and 6 Non-US citizens or residents received an aggregate of additional products with retail price of $9,900.
•	460 US and 2,928 Non-US citizens or residents received an aggregate of 23,216,208 shares of our common stock.

All Type B Warrants were exercised resulting in 63 US and 601 Non-US citizens or residents receiving an aggregate of 2,485,708 shares of our common stock.

Between September 15, 2012 and October 15th, 2012, we sold 900,000 shares to 1 U.S. residents and 1 non-US residents for aggregate consideration of 90,000 or $0.10 per share.

Between September 15, 2012 and October 15th, 2012 we issued 3,441,000 shares to 2 U.S. residents and 7 non-US residents as bonus for selling services for aggregate consideration of $344,100 or $0.10 per share.

F-23

[2012Q2 FINANCIAL STATEMENTS AND FOOTNOTES]

58

PROSPECTUS – SUBJECT TO COMPLETION DATED NOVEMBER 9, 2012

E-World USA Holding, Inc.

We are offering 2,125,708 shares of Common Stock which were recently issued to holders of Type A Warrants under the terms of Type A Warrants exercised by U.S. citizens or residents and to holders of Type B Warrants under the terms of Type B Warrants exercised by U.S. citizens or residents

We will not receive any proceeds from the registration of shares of common stock registered hereunder.

Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the OTC Bulletin Board.

Dealer Prospectus Delivery Obligation

Until _________ (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

59

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OFFICERS AND DIRECTORS

Our Articles of Incorporation provide that no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer, except for the payment of dividends in violation of Nevada law.  Our Bylaws provide, in pertinent part, that the Company shall indemnify any person made a party to or involved in any civil, criminal or administrative action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or of any corporation which such person served as such at the request of the Company, against expenses reasonably incurred by, or imposed on, such person in connection with, or resulting from, the exercise of such action, suit, proceeding or appeal thereon, except with respect to matters as to which it is adjudged in such action, suit or proceeding that such person was liable to the Company, or such other corporation, for negligence or misconduct in the performance of such persons duties as a director or officer of the Company.  The determination of the rights of such indemnification and the amount thereof may be made, at the option of the person to be indemnified, by (1) order of the Court or administrative body or agency having jurisdiction over the matter for which indemnification is being sought; (2) resolution adopted by a majority of a quorum of our disinterested directors; (3) if there is no such quorum, resolution adopted by a majority of the committee of stockholders and disinterested directors of the Company; (4) resolution adopted by a majority of the quorum of directors entitled to vote at any meeting; or (5) Order of any Court having jurisdiction over the Company.  Such right of indemnification is not exclusive of any other right which such director or officer may have, and without limiting the generality of such statement, they are entitled to their respective rights of indemnification under any bylaws, agreement, vote of stockholders, provision of law, or otherwise in addition to their rights under our Bylaws.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	AMOUNT

SEC Registration Fee*	$25
Legal Fees and Expenses	50,000
Accounting Fees and Expenses*	25,000
Miscellaneous	25,000
Total*	$100,025

* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

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COMMON STOCK

Upon formation in 2011, we issued 45,987,483 shares to our founder, Dr. Wang. We valued these shares at a per share value of $.007 for aggregate consideration of $321,912. Upon formation, we issued an additional 1,673,532 shares of Common Stock to a U.S. accounting service provider. We also issued an additional 836,765 shares of Common Stock to a U.S. legal service provider. We valued these additional shares at $.007 per share for aggregate consideration of $17,572. Pursuant to the recent conversion of Type A Warrants, 23,216,208 new shares will be issued.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions.
•	Restrictive legends were and will be placed on all certificates issued as described above.
•	The distribution did not involve general solicitation or advertising.
•	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•	Access to all our books and records.
•	Access to all material contracts and documents relating to our operations.
•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Upon formation, our predecessor issued 84,002,517 shares of common stock to Dr. Wang, our founder. We valued these shares, which were no par value shares, at $.0002 per share based upon aggregate consideration cash of $9,100 paid upon formation. We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions.
•	Restrictive legends were and will be placed on all certificates issued as described above.
•	The distribution did not involve general solicitation or advertising.
•	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

In 2009, our predecessor issued Common Stock to 11 non-affiliated U.S. citizens or residents for a total aggregate of 427,780 shares for $213,890 and 295 non-affiliated non-U.S. citizens or residents for a total aggregate of 5,553,908 shares for $2,736,954. The price was $0.10 for 100,000 shares and $0.50 per share for the remaining shares for total aggregate consideration of $2,950,844.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions.
•	Restrictive legends were and will be placed on all certificates issued as described above.
•	The distribution did not involve general solicitation or advertising.
•	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

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We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions;
•	We placed Regulation S required restrictive legends on all certificates issued;
•	No offers or sales of stock under the Regulation S offering were made to persons in the United States;
•	No direct selling efforts of the Regulation S offering were made in the United States.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•	Access to all our books and records.
•	Access to all material contracts and documents relating to our operations.
•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

In 2010, our predecessor issued Common Stock to 1 non-affiliated non-U.S. citizen or resident for a total aggregate of 6,008 shares for $3,004. The price was $0.50 per share for aggregate consideration of $3,004.

The Company allowed members to cancel their previous common stock purchases and refunded $106,004 for 212,008 shares of Common Stock and $64,478 for 128,955 shares of Common Stock in 2010 and 2009, respectively. As a result, the net issuances for the company were as follows: 6,008 and 6,322,651 common shares in 2010 and 2009, respectively, for cash proceeds of $3,004 and $3,121,326, respectively.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions.
•	Restrictive legends were and will be placed on all certificates issued as described above.
•	The distribution did not involve general solicitation or advertising.
•	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions;
•	We placed Regulation S required restrictive legends on all certificates issued;
•	No offers or sales of stock under the Regulation S offering were made to persons in the United States;
•	No direct selling efforts of the Regulation S offering were made in the United States.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•	Access to all our books and records.
•	Access to all material contracts and documents relating to our operations.

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•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

Under the Merger Agreement in April 2011, we issued 90,000,000 shares of our common stock on a one share for one share basis for each share of E-World USA Holding, Inc., a California corporation, common stock issued and outstanding at the date of the merger. In addition, we issued the Warrants in exchange for comparable Warrants issued and outstanding in E-World USA Holding, Inc., a California corporation, at the date of the merger, as described below.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions.
•	Restrictive legends were and will be placed on all certificates issued as described above.
•	The distribution did not involve general solicitation or advertising.
•	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions;
•	We placed Regulation S required restrictive legends on all certificates issued;
•	No offers or sales of stock under the Regulation S offering were made to persons in the United States;
•	No direct selling efforts of the Regulation S offering were made in the United States.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•	Access to all our books and records.
•	Access to all material contracts and documents relating to our operations.
•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

We currently have 168,532,709shares of Common Stock issued and outstanding.

WARRANTS

Our predecessor issued the following Warrants, which were exchanged for like Warrants on a one-for-one basis in the merger:

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Type A Warrants

Holders of Type A Warrants that were issued as part of new member entry package for new members had three options prior to the recent Information Statement pursuant to which the Type A Warrants were converted:

•	Exchange the Warrant at Face Value for Additional Products

o	Under this alternative, a warrant holder need not have all the products sent to that person immediately. The warrant holder received a credit in the amount of the Face Value of the Type A Warrant for future product purchases. 6 holders of Type A Warrants elected to receive $9,900in additional products.

•	Cancel their Membership and Request a Refund at Face Value less amounts paid out by the Company as bonuses to upline members upon a new person agreeing to become a member.

o	Under this alternative, this refund will be paid over one year, commencing October 15, 2012.184 holders of Type A Warrants elected to receive $473,490 in refunds over a twelve month period.

•	Elect the right under the Warrant to exchange their certificate for no additional consideration and receive a set amount of shares of common stock of the Company upon a going public event in the U.S., as specified in the Warrant.

o	After the registration statement is declared effective, we will apply to have our securities quoted on the OTC Markets in the U.S. Share certificates will not be delivered to warrant holders who elected this alternative until after the registration statement is declared effective. In October 2012, 3,383 holders of Type A Warrants elected this option and received a total of 23,216,208 shares.

We issued these Warrants as follows:

2007

Type A Warrants: We issued Type A Warrants to 74 U.S. citizens or residents and 550 non-U.S. citizens or residents.

2008

Type A Warrants: We issued Type A Warrants to 394 U.S. citizens or residents and 1243 non-U.S. citizens or residents.

2009

Type A Warrants: We issued Type A Warrants to 74 U.S. citizens or residents and to 1705 non-U.S. citizens or residents.

2010

Type A Warrants: We issued Type A Warrants to 4 U.S. citizens or residents to 253 non-U.S. citizens or residents.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions.
•	Restrictive legends were and will be placed on all certificates issued as described above.
•	The distribution did not involve general solicitation or advertising.
•	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

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We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions;
•	We placed Regulation S required restrictive legends on all certificates issued;
•	No offers or sales of stock under the Regulation S offering were made to persons in the United States;
•	No direct selling efforts of the Regulation S offering were made in the United States.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•	Access to all our books and records.
•	Access to all material contracts and documents relating to our operations.
•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

Type B Warrants

Type B Warrants entitle the holder to receive a set amount of shares of common stock of the Company upon a going public event in the U.S., as specified in the Warrant. No additional consideration for the shares of common stock is required upon exercise. Type B Warrants are not exercisable for products nor redeemable for cash.

We issued Type B Warrants to 66 U.S. citizens or residents and 608 non-U.S. citizens or residents. The aggregate amount of shares of Common Stock which can be acquired upon exercise of all issued and outstanding Type B Warrants is 2,491,108. We valued the Type B Warrants at $.50 per share of common stock that could be received upon exercise of the Type B Warrants based upon the price of contemporaneous cash sales of common stock for total deemed consideration of $1,245,554.

These Warrants were awarded to 66 U.S. citizens or residents and 608 non-U.S. citizens or residents members for outstanding sales/services or recruiting efforts 2,248,983 shares. They were also issued to members who purchased stock in 5CTV, a failed start-up in which the Company had also invested 242,125 shares.

In 2009, we issued Type B Warrants to 65 U.S. citizens or residents to 514 non-U.S. citizens or residents for outstanding sales/service or recruiting efforts. In 2009, we also issued Type B Warrants to 35 non-U.S. citizens or residents to members who purchased stock in 5CTV, a failed start-up in which the Company had also invested. In 2010, we issued Type B Warrants to 4 U.S. citizens or residents and 169 non-U.S. citizens or residents for outstanding sales/service or recruiting efforts.

With respect to the Type B Warrants issued in 2009: The aggregate amount of additional shares of Common Stock which can be acquired upon exercise of all issued and outstanding Type B Warrants issued in 2009 and held by U.S. citizens or residents is 203,500. The aggregate amount of additional shares of Common Stock which can be acquired upon exercise of all issued and outstanding Type B Warrants issued in 2009 and held by non-U.S. citizens or residents is 2,190,525.

With respect to the Type B Warrants issued in 2010: The aggregate amount of additional shares of Common Stock which can be acquired upon exercise of all issued and outstanding Type B Warrants issued in 2010 and held by U.S. citizens or residents is 900. The aggregate amount of additional shares of Common Stock which can be acquired upon exercise of all issued and outstanding Type B Warrants issued in 2010 and held by non-U.S. citizens or residents is 96,183.

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We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions.
•	Restrictive legends were and will be placed on all certificates issued as described above.
•	The distribution did not involve general solicitation or advertising.
•	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions;
•	We placed Regulation S required restrictive legends on all certificates issued;
•	No offers or sales of stock under the Regulation S offering were made to persons in the United States;
•	No direct selling efforts of the Regulation S offering were made in the United States.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•	Access to all our books and records.
•	Access to all material contracts and documents relating to our operations.
•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

In October 2012, 459 US and 2,910 non-US holders of Type A Warrants exchangedtheir warrants for 23,216,208 shares of common stock.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions.
•	Restrictive legends were and will be placed on all certificates issued as described above.
•	The distribution did not involve general solicitation or advertising.
•	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions;

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•	We placed Regulation S required restrictive legends on all certificates issued;
•	No offers or sales of stock under the Regulation S offering were made to persons in the United States;
•	No direct selling efforts of the Regulation S offering were made in the United States.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•	Access to all our books and records.
•	Access to all material contracts and documents relating to our operations.
•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

In October 2012, 63 US and 601 non-US holders of Type B Warrants exchanged their warrants for 2,485,708 shares of common stock.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions.
•	Restrictive legends were and will be placed on all certificates issued as described above.
•	The distribution did not involve general solicitation or advertising.
•	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions;
•	We placed Regulation S required restrictive legends on all certificates issued;
•	No offers or sales of stock under the Regulation S offering were made to persons in the United States;
•	No direct selling efforts of the Regulation S offering were made in the United States.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•	Access to all our books and records.
•	Access to all material contracts and documents relating to our operations.
•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

Between September 15, 2012 and October 15, 2012, we sold 900,000 shares to 1 U.S. residents and 1 non-US residents, both non affiliate, for aggregate consideration of 90,000 or $0.10 per share.

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Between September 15, 2012 and October 15, 2012 we issued 3,441,000 shares to 2 U.S. residents and 7 non-US residents as bonus for selling services for aggregate consideration of $344,100 or $0.10 per share. Of the bonus shares issued 1,500,000 were to affiliate and 1,941,000 were to non affiliate.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions.
•	Restrictive legends were and will be placed on all certificates issued as described above.
•	The distribution did not involve general solicitation or advertising.
•	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions;
•	We placed Regulation S required restrictive legends on all certificates issued;
•	No offers or sales of stock under the Regulation S offering were made to persons in the United States;
•	No direct selling efforts of the Regulation S offering were made in the United States.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•	Access to all our books and records.
•	Access to all material contracts and documents relating to our operations.
•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

EXHIBITS

Item 2

1	Agreement and Plan of Merger with California predecessor corporation

Item 3

1	Articles of Incorporation

2	Bylaws

Item 4

1	Form of common stock Certificate (1)
2	Form of Type A Certificate
3	Form of Type B Certificate
4	Terms of Type A Warrants
5	Terms of Type B Warrants

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Item 5

1	Legal Opinion of Williams Law Group, P.A.

Item 10

10.1	Agreement with Global Cash Card
10.2	Summary of Oral Agreement with Genepharm, Inc.
10.3	Summary of Oral Agreement with Global Power Plus
10.4	Summary of Oral Agreement with Mr. Wang
10.5	E-World USA Holdings Property Lease with 9550 Flair Drive, LLC
10.6	E-World USA Holdings Property Lease with 1520 Second St. Apts. LLC
10.7	E-World USA Holdings Property Lease with Clifton Properties Limited and Kingsworth Limited
10.8	Joint Venture Agreement with Hong Kong Baoying International Limited

Item 23

1	Consent of MaloneBailey LLP

2	Consent of Williams Law Group, P.A. (included in Exhibit 5.1)

All other Exhibits called for by Rule 601 of Regulation SB-2 or SK are not applicable to this filing.

(1) Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in El Monte CA on November 9, 2011.

E-World USA Holding, Inc.

Title	Name	Date	Signature
President and CEO	Ding Hua Wang	November 9, 2011	/s/ Ding Hua Wang

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	NAME	TITLE	DATE
/s/ Ding Hua Wang	Ding Hua Wang	President, CEO, Acting Principal Financial and Principal Accounting Officer, Director	November 9, 2011

/s/ Xun Zhang	Xun Zhang	Director	November 9, 2011

/s/ Pooi Lam Shun	Pooi Lam Shun	Director	November 9, 2011

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